Exhibit 4.11

CONFIDENTIAL INFORMATION REDACTED

Master Lease Agreement

Table of Contents

1.	Definitions and Interpretation		5

2.	Term of Agreement and Site Licences		6

	2.1	Agreement	6
	2.2	Site Licences	6

3.	Reserved Capacity and Additional Capacity		6

	3.1	Reserved Capacity	6
	3.2	Additional Capacity	6

4.	Site Licences		8

	4.1	Site Licences	8
	4.2	Deemed Site Licences	8
	4.3	Future Facilities & Future Sites	8

5.	Access and Use of Facilities and Sites		8

6.	Services to be provided by TowerCo		11

	6.1	Make Ready Work	11
	6.2	Access to Reserved Capacity	11
	6.3	Other services	13
	6.4	Electricity at a Site	13
	6.5	Compliance with SLA, Site Access Rules and operations plan	13

7.	Payment		14

	7.1	Lease Fee	14
	7.2	Other Fees	15
	7.3	Invoicing	15
	7.4	Invoice Disputes	16
	7.5	Set off	18

8.	Head Leases and Facilities		18

	8.1	Head Leases	18
	8.2	Extension of Head Leases	18
	8.3	Structural Life of the Facilities	19
	8.4	Decommissioning of Facilities	20
	8.5	Replacement and Upgrade of Facilities, Renovation of Sites	20

9.	Interference		21

	9.1	Interference with Operator Equipment	21
	9.2	Interference by Operator	22
	9.3	Third party Equipment	22
	9.4	Interference disputes	23

10.	Maintenance and Repair		23

	10.1	Maintenance of Operator Equipment	23
	10.2	Maintenance of Facilities and Equipment at the Sites	24
	10.3	TowerCo failure to maintain Facilities etc	24

11.	Standards, Approvals and Regulatory Requirements		24

	11.1	Standards	24
	11.2	Approvals and Regulatory Requirements	25

12.	TowerCo Obligations		25

13.	Operator Obligations		26

14.	Termination, Breach, Insolvency and Step-In Rights		26

	14.1	Breach by TowerCo	26
	14.2	Breach by Operator	28
	14.3	Extensions	29
	14.4	Insolvency and Fundamental Breach by TowerCo	29
	14.5	Insolvency Event of the Operator	30
	14.6	Termination of Site Licences by the Operator	30
	14.7	Waiver	30
	14.8	Claw-back	30
	14.9	Survival	30
	14.10	No limitation	30
	14.11	Government action	31

15.	Confidentiality		31

16.	Representations and Warranties		32

17.	Audits and Records		33

	17.1	Audits	33
	17.2	Audit Assistance	33
	17.3	Discrepancies	33
	17.4	Costs of the audit	34
	17.5	Proper records	34

18.	Indemnities		34

19.	Insurance		36

20.	Dispute Resolution		36

21.	EME Claims		39

22.	Notices		40

23.	Entire Agreement		41

24.	Amendment		41

25.	Assignment and Change in Control		41

	25.1	TowerCo assignment	41
	25.2	Change in Control	41
	25.3	Last right of refusal	42
	25.4	General	42
	25.5	Operator Assignment	43

26.	Lenders		43

27.	Force Majeure		44

28.	TowerCo Key Personnel		45

29.	Sub Contractors	46

30.	Joint Operations Committee	47

31.	No Waiver	48

32.	Further Assurances	48

33.	No Merger	48

34.	Costs and Duty	48

35.	Governing Law	48

36.	Language	49

37.	Counterparts	49

Schedule 1		51

	Sites	51

Schedule 2		52

	Reserved Capacity	52

Schedule 3		54

	Service Level Agreement	54

Schedule 4		58

	Bargain Purchase Option	58

Schedule 5		61

	Definitions and Interpretation	61

Schedule 6		69

	Not used	69

Schedule 7		70

	Principles of Migration	70

Schedule 8		71

	Step-in Rights	71

Schedule 9		72

	Form of Notice for Change to Operator Equipment	72

Annexure A		73

	Standard Site Licence	73

Annexure B		78

	Form of Notice of Acknowledgement (TowerCo Lenders)	78

Annexure C		80

	Form of Notice of Acknowledgement (Operator Lenders)	80

Annexure D		82

	Tower Transfer Agreement	82

Annexure E		83

	Current Shareholders	83

Date	18 March, 2008

Parties

1.	PT. Profesional Telekomunikasi Indonesia, a company duly incorporated under the laws of Indonesia of Artha Graha Building, 16th Floor, J1. Jend. Sudirman Kav. 52-53, Jakarta 12190, Indonesia (TowerCo).

2.	PT. Hutchison CP Telecommunications, a company duly incorporated under the laws of Indonesia of Menara Mulia, 10th Floor, J1. Jend. Gatot Subroto Kav. 9-11, Jakarta Selatan 12930, Indonesia (the Operator).

Recitals

A	TowerCo has agreed to purchase the Facilities and to take an assignment, novation or transfer of the Operator’s right title and interest in the Head Leases at the Sites from the Operator on the terms set out in the Tower Transfer Agreement.

B	The Operator owns, installs and operates telecommunications networks and provides wireless telecommunications services in Indonesia (the Operator’s Business).

C

The parties have agreed to enter into this Agreement which sets out the terms and conditions under which:

(a) TowerCo grants the Operator access to the Sites and Facilities to exercise certain co-location rights;

(b) the Operator may occupy and use capacity at the Sites and Facilities; and

(c) TowerCo will provide certain services to the Operator at the Sites,

to support the Operator’s Business.

It is agreed as follows.

1.	Definitions and Interpretation

Capitalised terms used in this Agreement and not otherwise defined shall have the respective meanings set out in Schedule 5 (Definitions and Interpretation). The interpretation provisions set out in Schedule 5 (Definitions and Interpretation) apply to this Agreement.

2.	Term of Agreement and Site Licences

2.1	Agreement

This Agreement commences on the Commencement Date and, unless terminated earlier in accordance with this Agreement, continues until the final expiry date of the longest term of any lease, licence or other right of access, occupation and use that the Operator has in respect of any of the Facilities at the Sites the subject of a Site Licence (the Term).

2.2	Site Licences

(a)	The term of each Site Licence shall be 12 years from the date of execution of the relevant Site Licence, unless terminated earlier in accordance with this Agreement and the relevant Site Licence (the Initial Term).

(b)	At the expiry of the Initial Term of any Site Licence the Operator may, at its sole option, by giving at least 6 months’ prior notice to TowerCo, either:

(i)	extend a Site Licence for a subsequent term of 6 years (the Renewal Site Term), on the same terms and conditions except that the Lease Fee payable in any Renewal Site Term will equal 90% of the Lease Fee that was payable as at the date of expiry of the Initial Term of that Site Licence; or

(ii)	exercise the Bargain Purchase Option in accordance with paragraph 1 of Schedule 4 (Bargain Purchase Option), in which case the parties must take all steps necessary to give effect to the Bargain Purchase Option upon expiry of the term of the relevant Site Licence.

3.	Reserved Capacity and Additional Capacity

3.1	Reserved Capacity

(a)	TowerCo grants to the Operator an exclusive right to use the Reserved Capacity identified in the relevant Site Licences on the terms and conditions set out in this Agreement and the relevant Site Licences.

(b)	TowerCo may agree to a third party installing or readjusting its Equipment on or in that part of a Facility not located within the Reserved Capacity (and any agreed Additional Capacity) identified in the relevant Site Licence provided that the third party’s access and use of the Facility and the relevant Site does not derogate from the Operator’s interest and rights under this Agreement and the relevant Site Licence.

3.2	Additional Capacity

(a)	From time to time the Operator may require capacity at a Facility and/or at a Site which is in addition to the Reserved Capacity (individually or collectively the Additional Capacity). If the Operator wishes to use Additional Capacity, then the Operator will submit to TowerCo an application in the form set out in Schedule 9 (Form of Notice for Change to Operator Equipment). Each application will be considered by TowerCo in accordance with this clause 3.2.

(b)	Subject to clauses 3.2(c) and (d), TowerCo must use its best efforts to make available to the Operator the Additional Capacity within 15 Working Days of receipt of a request from the Operator, on the same terms and conditions as the Reserved Capacity is made available under this Agreement and the Site Licences. If required, this 15 Working Days period may be extended with the agreement of the parties, acting reasonably. The Lease Fee payable in respect of any Additional Capacity shall be payable:

(i)	in advance for the remainder of the then applicable Lease Fee period of the relevant Site Licence; and

(ii)	thereafter annually in advance,

to be calculated as follows:

(iii)	for Operator Equipment installed on Facilities at a Site in excess of the Reserved Capacity: an amount equal to the square meters of antenna/microwave dish surface area x USD[***] per square meter per month x installation height (in meters) of the antenna or microwave centerline (exclusive of value added tax); and

(iv)	for Operator Equipment installed on the ground at a Site in excess of the Reserved Capacity: an amount equal to the square meters of the ground surface area x USD[***] per square meter per month (exclusive of value added tax).

(c)	If the requested Additional Capacity is not available on the existing Facilities and/or Sites due to the technical limits of the relevant Facility and/or Site, and if the Operator requests, then the parties will enter into good faith negotiations to agree upon any Make Ready Work, including necessary upgrades, which may include strengthening the relevant Facility or acquiring a lease over additional land, to the extent possible. TowerCo agrees to bear the costs of undertaking any Make Ready Work, such upgrades or obtaining additional land.

(d)	If after 3 months of receipt of a request from the Operator, and despite TowerCo’s compliance with clauses 3.2(b) and (c), TowerCo remains unable to procure the requested Additional Capacity for the Operator, and provides to the Operator on request sufficient evidence that it is unable to procure such Additional Capacity, then either party may give notice to the other terminating TowerCo’s obligations to procure the requested Additional Capacity. Nothing in this clause 3.2(d) restricts the Operator’s right to request Additional Capacity at any other Facility and/ or Site.

(e)

If the Operator installs any Operator Equipment outside of the Reserved Capacity then identified in the Site Licence at a Site (Unauthorized Equipment) without notifying TowerCo of such installation, TowerCo may by written notice direct the Operator to remove the Unauthorized Equipment. If the Operator installs Unauthorized Equipment on more than [***]% of the Sites or if the Operator fails to remove Unauthorized Equipment within five (5) Working Days of receipt of a notice from TowerCo directing removal, the Operator shall be deemed to have entered into a twelve (12) year lease for the Unauthorized Equipment at such Site commencing from the Completion Date of the Site (with all past due Lease Fee amounts to be payable within 20 Working Days of receipt of an invoice evidencing such amounts), and the Operator shall during the term of such lease pay [***]% of the Lease Fee applicable to the Additional Capacity attributable to the

Unauthorized Equipment for the term of such lease. The Operator shall also pay immediately and upon demand all costs and expenses incurred by TowerCo in connection with the audit that revealed Lessee’s Unauthorized Equipment.

4.	Site Licences

4.1	Site Licences

On the Completion Date for a Site, the parties must execute a Site Licence in relation to that Site.

4.2	Deemed Site Licences

If no Site Licence is executed by the parties in respect of a Site on the relevant Completion Date, then a Site Licence in the form attached as Annexure A to this Agreement will be deemed to apply as if it had been executed by the parties on the relevant Completion Date and the Lease Fee shall be payable in accordance with clause 7.1 as if the deemed Site Licence had been fully executed.

4.3	Future Facilities & Future Sites

If the Operator wishes to access and install Operator Equipment on any Future Facilities on any Future Sites in accordance with the Put and Call Option and/or the Build to Suit Agreement (as the case may be), then the parties must enter into a Site Licence in relation to the Operator’s use of that Future Site. For the purposes of any Site Licence and this Agreement, the space to be available to the Operator on the Future Site will be deemed to be the Reserved Capacity, the Future Site will be deemed to be a Site and the Future Facilities will be deemed to be Facilities.

5.	Access and Use of Facilities and Sites

(a)	Upon execution of a Site Licence, the Operator and its Personnel have the exclusive right to access, install, operate, maintain, repair, modify, replace, upgrade and remove the Operator Equipment within the Reserved Capacity and any agreed Additional Capacity at the relevant Site, subject to the terms and conditions of this Agreement and the relevant Site Licence.

(b)	The Site and the Facilities may be used by the Operator only to install, operate, maintain, repair, modify, replace, upgrade and remove the Operator Equipment within the Reserved Capacity and any agreed Additional Capacity for the sole purpose of a telecommunications facility and uses incidental thereto in connection with the Operator’s Business.

(c)	The Operator Equipment shall be and remain the property of the Operator or any member of its Group (as the case may be) notwithstanding that any part or parts thereof may be or become affixed to a Facility or Site. TowerCo acknowledges the rights of the Operator Lenders as set out in clause 26.

(d)

The Operator may upgrade, add, modify, reposition, adjust or remove Operator Equipment within the Reserved Capacity and any agreed Additional Capacity at the Sites at any time during the term (including any Renewal Site Term) of the applicable Site Licences. These activities will be at no additional rental cost to the Operator beyond the relevant Lease

Fee payable, including any Lease Fee for any Additional Capacity. If required, TowerCo must undertake Make Ready Work, including structurally enhancing the Site to accommodate the Operator’s proposed upgrading, addition, modification, repositioning, adjustment or removal of Operator Equipment, as set out in clause 6. TowerCo acknowledges and agrees that the Operator may upgrade and add Operator Equipment within the Reserved Capacity and any agreed Additional Capacity subject to this clause that includes new and/or additional:

(i)	antennas and related equipment, including GSM and 3G antennas and dual band antennas for 2G/3G, which shall be located at the same height as the existing three meter vertical space identified in the Site Licence;

(ii)	Expansion Cabinets for the BTS;

(iii)	microwave antennas and related equipment, provided that the average number of such antennas is not above 2.5 antennas per Site on average;

(iv)	backup power equipment (e.g. diesel generator, solar panels, batteries); and

(v)	additional shelters for transmission Point of Presence (PoP), for example fibre connections, provided that ground space is available and that these are installed at no more than [***] Sites that have been identified by the Operator and notified to TowerCo within 6 months of the Commencement Date (subject to a permitted variation of up to 10% of those [***] Sites after such date).

(e)	TowerCo acknowledges that the Operator has direct access to an electricity supply at most Sites from Persusahaan Listrik Negara (PLN) or other electricity utilities. TowerCo must not do anything to disrupt the electricity supply under those arrangements or otherwise hinder the relationship between the Operator and PLN and/or other utilities. The Operator is responsible for the costs of electricity used in its operations at the Sites at the rate charged by the PLN or other servicing utility company.

(f)	If the Operator is not able to obtain direct access to a sufficient electricity supply at any Site, 24 hours a day, 7 days a week, then TowerCo must, if the Operator requests, provide or procure for the Operator access to a sufficient electricity supply at the Site having the power and other technical specifications reasonably required by the Operator. If there is insufficient electricity supply at a Site, TowerCo must, if the Operator requests, make available the electricity supply from TowerCo’s available generators at the Site. The Operator agrees to pay for the costs of electricity and generators to the extent that these are used in its operations at the Sites, in the case of electricity at the rate charged by the PLN or other servicing utility company.

(g)	Provided there is available ground space, the Operator may install one emergency gasoline, butane, diesel or other fuel-powered generator at a Site, at the Operator’s sole cost and expense. The Operator covenants that any installation, maintenance and use of such generator shall be in compliance with any applicable Laws enacted or promulgated by any governmental authority or court having jurisdiction over the relevant Site. The Operator is solely responsible for, and shall pay for, all costs associated with the generator. This installation shall be at no additional rental cost to the Operator beyond the Lease Fee.

(h)	The Operator shall provide to TowerCo within one month of the Commencement Date, and from time to time to reflect any changes to the list, a list of those of the Operator’s Personnel that are authorised by the Operator to enter the Sites.

(i)	The Operator and its Personnel may, subject to the SLA, the Site Access Rules and the terms of the relevant Site Licence, enter onto and use the access on or across any Site 24 hours a day, 7 days a week, at no charge, to obtain entry into the Site for the purpose of exercising the Operator’s rights to access, install, operate, maintain, repair, modify, replace, upgrade or remove the Operator Equipment at the Site.

(j)	In order to provide access on or across any Site to the Operator and its Personnel in accordance with this Agreement, TowerCo must ensure that it has and maintains during the Term, at no cost to the Operator, all necessary permits, authorisations, easements or rights to enter, pass over or use the Sites, other parts of a building or land in which a Site is located or any access way or road, to enable pedestrian and vehicular access at all times from the public highway to and from the Site, in each case at least as extensive as such permits, authorisations, easements or rights transferred to TowerCo under the Tower Transfer Agreement. Where such transferred permits, authorisations, easements or rights are not adequate to allow reasonable access to the Operator, TowerCo shall use its best efforts to secure improved permits, authorisations, easements or rights.

(k)	Except in emergency situations, prior to upgrading, installing or removing any Operator Equipment within the Reserved Capacity or any agreed Additional Capacity at a Site (the Proposed Works), the Operator must submit to TowerCo a notification of the Proposed Works in the form of Schedule 9 (Form of Notice for Change to Operator Equipment), at least five (5) Working Days prior to undertaking the Proposed Works. In emergency situations, the Operator must submit a notification of the actual work undertaken in the form of Schedule 9 (Form of Notice for Change to Operator Equipment) as soon a practicable after the event. Unless TowerCo notifies the Operator otherwise within five (5) Working Days, the notified form will be deemed to be a variation of the relevant Site Licences from the date of the notice.

(l)	If, in the reasonable opinion of either party, any Make Ready Work is required at a Site before the Operator is able to undertake any Proposed Works, then clauses 6.1 and/or 6.2 will apply. Except in emergency situations, the Operator must not undertake any Proposed Works until all necessary Make Ready Work has been completed.

(m)	Except in emergency situations, if the Operator installs any Operator Equipment within the Reserved Capacity at a Site that has not been listed in a Site Licence or amendment (deemed or otherwise) to a Site Licence, the Operator agrees to pay to TowerCo, on demand, USD[***] for each item of such Operator Equipment.

(n)	The Operator shall be obligated to remove the Operator Equipment from a Site no later than 20 Working Days after the expiration date or earlier termination of the relevant Site Licence. The Operator shall restore the Facilities to as good a condition as initially received by the Operator (with the exception of normal wear and tear) and the Operator shall be solely responsible for all costs and expenses associated with the removal of the Operator Equipment, including the repair of any damage to the Facilities or Site caused by such removal. If the Operator fails to remove the Operator Equipment from a Site within 20 Working Days after the expiration date or earlier termination of the relevant Site Licence, TowerCo may, at its option and provided that it has given the Operator at least two (2) Working Days prior written notice, do any one of the following:

(i)	cause the Operator Equipment at the Site to be removed by authorised TowerCo Personnel and securely stored at the expense of the Operator; or

(ii)	require the Operator to pay to TowerCo holdover lease fees equal to [***] percent ([***]%) of the then effective Lease Fee from the expiration date or earlier termination of the relevant Site Licence to the date the Operator Equipment is removed from the Site by the Operator.

(o)	TowerCo must use best efforts to ensure that during the Term all Head Leases contain provisions that are consistent with this clause 5.

6.	Services to be provided by TowerCo

6.1	Make Ready Work

(a)	TowerCo must perform or procure the performance of all necessary Make Ready Work at a Site subject to:

(i)	applicable Industry Standards in Indonesia; and

(ii)	the terms and conditions of this Agreement and any relevant Site Licence,

within [***] calendar days or as otherwise agreed by the parties acting reasonably of receipt of a request from the Operator or of a notice of Proposed Work if, in the opinion of TowerCo, a Site has become structurally inadequate to accommodate the Operator’s proposed installation, modification or relocation of Operator Equipment within the Reserved Capacity and any agreed Additional Capacity at the Site. TowerCo must act reasonably to perform or procure any Make Ready Works as quickly as possible.

(b)	If TowerCo fails to perform or procure the performance of all necessary Make Ready Work at a Site in accordance with paragraph (a), then the Operator may notify TowerCo in writing of such failure. If TowerCo has not responded to such notice and completed any required Make Ready Work within 10 Working Days of receipt of the Operator’s notice then, in addition to any remedies available to the Operator under this Agreement or a Site Licence, the Operator shall be entitled to undertake the Make Ready Work. The costs of the Operator undertaking any Make Ready Work will be attributed in accordance with clause 6.2 or as otherwise originally agreed.

6.2	Access to Reserved Capacity

(a)	If the Operator wishes to install Operator Equipment within the Reserved Capacity at the Site, then TowerCo must use best efforts to enable the Operator to install its required additional Operator Equipment within the Reserved Capacity at the Site. Best efforts in this paragraph (a) includes undertaking all Make Ready Work, including upgrading/strengthening of the Facilities at the relevant Site and/or the acquisition of additional land.

(b)	If TowerCo is unable, despite using best efforts, to enable the Operator to install its required additional Operator Equipment within the Reserved Capacity at such Site, then the Operator shall have the right to step in and undertake any Make Ready Work, including upgrading/strengthening of the Facility at the Site and/or negotiate directly with any Head Lessor or other relevant third party to acquire additional land in order to install its required additional Operator Equipment.

(c)	If, despite the parties best efforts in relation to the activities set out in paragraphs (a) and (b), the Operator remains unable to install its required additional Operator Equipment at the Site, then TowerCo must promptly provide sufficient space for the required additional Operator Equipment on another Site requested by the Operator. If required, TowerCo must undertake all Make Ready Work, including necessary upgrading/strengthening of the facilities at that site and/or the acquisition of additional land.

(d)	TowerCo must, at the Operator’s request, provide the Operator with sufficient evidence that it cannot enable the Operator to install its required Operator Equipment within the Reserved Capacity at any Site chosen by the Operator.

(e)	Any costs and expenses incurred in connection with the activities set out in clause 6.1 and paragraphs (a), (b) and (c) above will be attributable to a party as follows:

(i)	if the Operator’s request for access to the Reserved Capacity is in excess of the Original Structural Capacity and the Operator Equipment is the only Equipment on the Tower, then the Operator will be liable for the cost of any Make Ready Work and if TowerCo has incurred such costs then the Operator will reimburse TowerCo for its reasonable costs within 20 Working Days of receipt of an invoice evidencing such costs;

(ii)	if the Operator’s request for access to the Reserved Capacity is within the Original Structural Capacity of that Tower, then TowerCo will be liable for the cost of any Make Ready Work and if the Operator has incurred such costs then TowerCo will reimburse the Operator for its reasonable costs within 20 Working Days of receipt of an invoice evidencing such costs; and

(iii)	if:

(A)	the Operator’s request for access to the Reserved Capacity is in excess of the Original Structural Capacity of that Tower; and

(B)	a third party’s Equipment has been co located on that Tower,

then TowerCo will be liable for the cost of any Make Ready Work that is necessary based on the proportion of the additional capacity, in excess of the Original Structural Capacity, used by the third party’s Equipment. The Operator is liable for the cost of the Make Ready Work based on the proportion of the additional capacity, in excess of the Original Structural Capacity, used by the Operator Equipment. If either party has incurred any costs in addition to those for which it is liable then the other party will reimburse it for its reasonable costs within 20 Working Days of receipt of an invoice evidencing such costs.

(f)	For the avoidance of doubt, the Operator’s use of any Reserved Capacity in accordance with this clause 6.2 will not incur any liability for rental fees in addition to the Lease Fee.

6.3	Other services

(a)	On and from the execution of a Site Licence, TowerCo shall make available to the Operator the applicable Sites to enable the Operator to access and use the Sites as envisaged under this Agreement. TowerCo shall ensure that each of the Sites is supplied, among others, with:

(i)	to the extent the same have been transferred to TowerCo under the Tower Transfer Agreement (and if not then TowerCo must use best efforts to obtain and provide to the Operator), fit, safe and available access to the Sites and the Operator Equipment;

(ii)	to the extent in existence when the relevant Site was transferred to TowerCo under the Tower Transfer Agreement (and if not then TowerCo must use best efforts to obtain and provide to the Operator), safety and security conditions consistent with Industry Standards in Indonesia to preserve the Operator Equipment from theft, damage or vandalism;

(iii)	to the extent the same have been transferred to TowerCo under the Tower Transfer Agreement (and if not then TowerCo must use best efforts to obtain and provide to the Operator), all legal, contractual and regulatory rights in connection with the Facilities and the Sites consistent with Industry Standards in Indonesia to enable the Operator to exercise its rights and enjoy the benefits granted to it under this Agreement and the Site Licences; and

(iv)	to the extent the same have been transferred to TowerCo under the Tower Transfer Agreement (and if not then TowerCo must use best efforts to obtain and provide to the Operator), other support systems for the correct and constant management, accessibility, operation, maintenance and servicing of the Sites in accordance with the terms and conditions of this Agreement, Industry Standards in Indonesia and applicable Laws.

6.4	Electricity at a Site

Except to the extent that the Operator holds any utility contracts in its name at a Site, TowerCo shall ensure that all utility contracts at the Sites supporting the Operator Equipment are in the name of TowerCo. The parties will cooperate in transferring any utility contracts in TowerCo’s name to the Operator.

6.5	Compliance with SLA, Site Access Rules and operations plan

(a)	TowerCo shall comply with its obligations under the SLA and the Site Access Rules.

(b)	For the purposes of this Agreement, the Site Access Rules are those rules and regulations concerning access to, and activities at, the Sites that will apply universally to any person accessing the Sites (including the Operator), to be issued by TowerCo and agreed by the Operator, both acting reasonably, within 1 month of the Commencement Date and thereafter as varied from time to time.

(c)	TowerCo undertakes that it will implement any operations plan submitted to the Operator as part of TowerCo’s Bid (as that term is defined in the Tower Transfer Agreement) to the extent that such plan does not derogate from TowerCo’s obligations under this Agreement.

7.	Payment

7.1	Lease Fee

(a)	In consideration of TowerCo’s entry into the Site Licences in accordance with this Agreement, the Operator will pay to TowerCo the Lease Fee annually in advance during the Term. In respect of each Site, the Operator shall pay to TowerCo on the relevant Completion Date the Lease Fee on a pro rata basis for the period from the relevant Completion Date to 31 December 2009. Thereafter, the Lease Fee shall be payable on:

(i)	1 January 2010 on a pro rata basis for the 3 month period from 1 January 2010 to 31 March 2010; and

(ii)	1 April 2010 and then on 1 April of each year thereafter during the Term (with a pro rata reduction, if necessary, in the final year of the Term).

(b)	The Lease Fee payable in each year of the Term for the Reserved Capacity will be an amount equal to:

the Capitalised Monthly Lease Fee x (the number of Site Licences executed by the Operator which are in force in respect of the Sites as at the start of the relevant year) x 12 with the Capitalised Monthly Lease Fee being USD[***] per month adjusted for inflation in accordance with clause 7.1(c).

(c)	The Capitalised Monthly Lease Fee includes operating costs of an amount equal to USD[***] per month as adjusted for inflation in accordance with this clause 7.1(c) (the Operating Costs). On 1 April of each year during the Term (beginning on 1 April 2010), the Capitalised Monthly Lease Fee shall be adjusted by [***]. The Indonesian rate of inflation shall be calculated in accordance with the increase in the Indonesian Consumer Price Index published by the Badan Pusat Statistik (or any successor body) over the prior year (measured from December to December).

(d)	The Lease Fee payable in any year of the Term will be payable in USD.

(e)	The Lease Fee payable:

(i)	on 1 April 2010 will be reduced if paragraph 1.5 of Schedule 3 (Service Level Agreement) applied in the preceding periods of the Term; and

(ii)	thereafter in any year of the Term will be reduced if paragraph 1.5 of Schedule 3 (Service Level Agreement) applied in the immediately preceding year of the Term.

(f)	The Lease Fee is exclusive of value added tax but inclusive of all sales tax, withholding tax and other taxes, levies and charges which may be payable as at the Commencement Date and at any time during the Term. The Operator will deduct withholding tax from the Lease Fee if required by Law.

(g)	For the avoidance of doubt, the Lease Fee will not be reduced if the Operator has not utilized its entire Reserved Capacity at a Site.

7.2	Other Fees

(a)	In addition to the Lease Fees, the Operator will pay or reimburse to TowerCo any other costs incurred by TowerCo which the Operator has, by prior written notice or under this clause 7.2, agreed to pay, monthly in arrears after receipt of an invoice evidencing such costs, including:

(i)	pass through electricity costs (including Overblust) to the extent that these relate to the Operator;

(ii)	all costs for backup and permanent generators to the extent that these relate to the Operator;

(iii)	any official Indonesian government duties, levies and charges, to the extent such duties, levies and charges are assessed as a result of and relate solely to, the Operator Equipment at the Site; and

(iv)	any official Indonesian government permits, duties, levies and charges required by Law, to the extent that:

(A)	these are assessed on the Facilities at a Site occupied by the Operator under a Site Licence;

(B)	these are new or renewal permits, duties, levies and charges for the Sites (and in the case of renewal permits, only in relation to any increase in cost over the original cost of the permit); and

(C)	the Operator pays a pro rata share of costs, with costs to be shared equally among TowerCo and each of the tenants at the relevant Site.

(b)	Except as set out expressly in this Agreement, TowerCo is responsible for all costs and expenses incurred at a Site or relating to the Facilities from time to time, including any costs and expenses in connection with the Head Leases (and renewal thereof), the Required Consents, any taxes, duties, levies and charges associated with the Sites and/or the Facilities that may be payable as at the Commencement Date and at any time during the Term.

7.3	Invoicing

(a)	TowerCo will provide an invoice and a tax invoice for the Lease Fees, in an agreed form and containing the information set out in an agreed form of invoice approved by the Joint Operations Committee, to the Operator prior to 20 Working Days before the due dates set forth in clause 7.1(a). Lease Fees invoiced in accordance with this paragraph (a) will be due and payable on or before the due dates set forth in clause 7.1(a).

(b)	In the event of late payment of the Lease Fee or pass through costs or reimbursed expenses due under any Site Licence, except in the case of an Invoice Error, the Operator shall pay interest on any unpaid portion of such amounts commencing on the date payment was due under or in accordance with this Agreement until payment in full at a rate of [***]% per annum, without prejudice to any other rights or remedies available to TowerCo under this Agreement or any applicable Laws.

7.4	Invoice Disputes

(a)	Except as expressly provided in this Agreement, if the Operator:

(i)	genuinely believes there is an error in a calculation of the amount of an invoice (an Invoice Error) which has resulted in TowerCo overcharging the Operator on that invoice, including a failure to set off amount that are due and payable to the Operator under this Agreement; and

(ii)	before 10 Working Days before the due date for payment, gives notice setting out in full details of the invoice, the Invoice Error, the grounds for the Operator’s belief that the Invoice Error exists and the amount by which the Operator believes that TowerCo has overcharged it on that invoice by reason of the Invoice Error (the Disputed Amount), then either party may refer the alleged Invoice Error in writing to the Joint Operations Committee, which must attempt to resolve amicably the alleged Invoice Error. If the Joint Operations Committee is unable to resolve the alleged Invoice Error within five (5) Working Days, then TowerCo must issue a credit note for the Disputed Amount within three (3) Working Days before the due date for payment of the disputed invoice. For the avoidance of doubt, issuance of a credit note and non payment of any Disputed Amount prior to the resolution of an Invoice Error in accordance with this clause is not a breach of this Agreement and the issue of a credit note shall not be an admission by TowerCo that an Invoice Error exists.

(b)	Following the giving of any notice under clause 7.4(a)(ii), the parties must use best efforts to settle any claim of Invoice Error. If they do not settle any claim of Invoice Error within 20 Working Days from the date of the notice given under clause 7.4(a)(ii), either party may give notice requiring the matter to be referred to a certified practising accountant or a certified public accountant (the CPA) to be finally resolved. Unless otherwise agreed in writing:

(i)	the parties must endeavour to appoint a single CPA by agreement. If, within 5 Working Days of the notice under this clause 7.4(b) being given, the parties are unable to agree on a single CPA, the CPA shall be an independent international accounting firm appointed by the Engagement Partner/Technical Advisor of the Operator’s Auditor on the application of either party;

(ii)	the CPA must adopt a procedure which, in the CPA’s opinion, is the most simple and expeditious procedure possible in the circumstances;

(iii)	the parties will provide the CPA with any information that the CPA reasonably requires;

(iv)	either party may identify information provided to the CPA as being Confidential Information in which case the CPA shall be deemed to be a Receiving Party for the purposes of clause 15. The CPA will not include Confidential Information in his or her determination without the written consent of the Supplying Party, and will not make it available to any person other than as provided for in clause 15;

(v)	the CPA must use best efforts to make a decision on the claim of an Invoice Error within 30 Working Days of appointment; and

(vi)	the costs of the CPA be paid as follows:

(A)	if the CPA decides that there is no Invoice Error or, as a result of an Invoice Error the amount of the original invoice is increased after correction, then the Operator will pay the costs of the CPA;

(B)	if the CPA decides that there is an Invoice Error and the amount of the original invoice is reduced by 5% or less after correction, then the Operator and TowerCo will equally share and pay the costs of the CPA; and

(C)	if the CPA decides that there is an Invoice Error and the amount of the original invoice is reduced by more than 5% after correction, then TowerCo will pay the costs of the CPA.

(vii)	If it is agreed by the parties or found by the CPA that an Invoice Error exists in the original invoice then, depending on whether the amount properly payable by the Operator on that invoice after correction of that Invoice Error is more than the amount paid (an underpayment) or less than the amount paid (an overpayment), either the Operator or TowerCo must forthwith pay to the other the amount of the difference between the amount paid and the amount properly payable by the Operator on the invoice after correction of that Invoice Error.

(c)	No later than [***] days after the date of the issue of any invoice, the Operator may give notice disputing any amount in that invoice, regardless of whether or not it has previously given notice of Invoice Error in relation to that invoice or that invoice has been paid. The notice must set out details of the invoice, the disputed amount and the grounds for the Operator’s belief together with any supporting evidence available from its records. Delivery of any such notice shall not constitute grounds for termination of this Agreement by TowerCo. The parties must settle the dispute in accordance with clause 7.4(d). To avoid doubt, clauses 7.4(a) to 7.4(b) do not apply to any notice given under this clause 7.4(c), and clauses 7.4(d) and 7.4(e) do not apply to any notice given under clause 7.4(a)(ii).

(d)	The parties must use best efforts to settle promptly any dispute under clause 7.4(c) including making available promptly all relevant data in their possession necessary to assist in such settlement. If they do not settle the dispute by agreement within 40 Working Days after notice was given under clause 7.4(c), either party may give notice referring the matter directly for settlement by arbitration under clause 20 without the need for prior negotiation. The arbitration must commence no earlier than 10 Working Days after the date the notice is given and the terms of the reference must be confined to that claim or dispute.

(e)	If a dispute under clause 7.4(d) is settled in favour of the Operator, TowerCo must forthwith refund the amount agreed or found to have been overpaid. If a dispute under clause 7.4(d) is settled in favour of TowerCo, the Operator must pay all of TowerCo’s costs associated with the dispute and arbitration, including any amounts agreed or found to have been underpaid.

7.5	Set off

The Operator may set off any amounts payable by it under this Agreement with any amounts to be paid to it under this Agreement, but only in accordance with the procedures set out in clause 7.4.

8.	Head Leases and Facilities

8.1	Head Leases

(a)	TowerCo covenants with the Operator that it must not knowingly do or suffer any act or omission which would:

(i)	result in a Head Lessor having a right to terminate the Head Lease; or

(ii)	have an adverse impact on the Operator’s rights and interests under this Agreement and any relevant Site Licence.

(b)	TowerCo will promptly provide a copy of each Head Lease, other than those Head Leases transferred by the Operator to TowerCo under the Tower Transfer Agreement, to the Operator, as well as any amendments made to or renewals of any Head Leases during the Term.

(c)	TowerCo must ensure that any amendments made to or renewals of a Head Lease do not derogate from the Operator’s interest and rights under this Agreement and the relevant Site Licences, including in relation to the exercise of the Bargain Purchase Option.

(d)	TowerCo must use best efforts to ensure that any amendments made to or renewals of a Head Lease permit TowerCo to assign the Head Lease to any person without Head Lessor consent.

8.2	Extension of Head Leases

(a)	TowerCo must not surrender or otherwise terminate a Head Lease (or any renewal thereof) prior to its expiry by effluxion of time or otherwise without the agreement of the Operator (acting reasonably).

(b)	TowerCo must use best efforts to renew or renegotiate a Head Lease on its expiry by effluxion of time. Best efforts in this clause 8.2(b) means taking all action reasonably necessary, and acting diligently, to renew or renegotiate a Head Lease, but does not require paying money in circumstances that are commercially onerous or unreasonable or agreeing to commercially onerous or unreasonable conditions in the context of doing business in Indonesia. TowerCo must commence efforts to renew or renegotiate a Head Lease at least 6 months prior to its expiry by effluxion of time and keep the Operator informed as to the status of such efforts to renew or renegotiate a Head Lease on a monthly basis. TowerCo must continue to use best efforts to renew or renegotiate the Head Lease up to the expiry of the Head Lease by effluxion of time.

(c)	The Operator may at any time after one month prior to the expiry of a Head Lease, by giving 10 Working Days notice to TowerCo, unless the Operator has at any time up to the date of termination been provided with evidence by TowerCo that an extension of the Head Lease has been agreed, terminate the affected Site Licence or Site Licences, without liability to the Operator, and either:

(i)	migrate any affected Operator Equipment in accordance with the Principles of Migration, with the costs of such migration to be shared equally by the parties; or

(ii)	exercise the Bargain Purchase Option in respect of the applicable Site in accordance with paragraph 2 of Schedule 4 (Bargain Purchase Option), in which case the parties must take all steps necessary to give effect to the Bargain Purchase Option upon expiry of the relevant notice period.

(d)	TowerCo must provide all assistance reasonably requested by the Operator for the purposes of the Operator exercising its rights under this clause 8.2 and must use best efforts to ensure minimal disruption to the Operator’s Business. TowerCo agrees to reimburse the Operator for TowerCo’s share of the reasonable costs incurred by the Operator in relation to such migration within 15 Working Days of receiving an invoice evidencing for such costs.

8.3	Structural Life of the Facilities

(a)	TowerCo must maintain the Facilities to ensure that they remain available to the Operator in accordance with this Agreement for their Structural Life and, in any event, not less than the term of the relevant Site Licence, including any Renewal Site Term.

(b)	If TowerCo decides to replace a Facility at the end of its Structural Life, then TowerCo must promptly notify the Operator of this fact. TowerCo must ensure that:

(i)	any replacement facility is built to the same or improved specifications as the original Facility;

(ii)	the Operator’s rights on any replacement facility will be the same as in respect of the original Facility;

(iii)	where the Operator Equipment needs to be relocated, then this relocation must be completed by the Operator before any replacement work commences;

(iv)	during any replacement of Facilities TowerCo must use best efforts to ensure minimal disruption to the Operator’s Business; and.

(v)	upon installation of the Operator Equipment on any replacement facility, such facility shall become a “Facility” for the purposes of this Agreement and any relevant Site Licence.

(c)	If requested by the Operator and sufficient space is available, TowerCo must allow the Operator to install a temporary telecommunications facility (including a “cell on wheel”) at any affected Site, free of charge, to enable the installation of Operator Equipment until such time that the Operator Equipment can be migrated to a suitable adjacent Site. If sufficient space at a Site is not available then TowerCo must use best efforts to obtain such space for the Operator, at TowerCo’s cost.

8.4	Decommissioning of Facilities

(a)	TowerCo must not decommission any Facility on which the Operator has installed Operator Equipment or otherwise has Reserved Capacity and any agreed Additional Capacity unless:

(i)	TowerCo is obliged, under the terms of the Head Lease, to “make good” a Site on expiration of the Head Lease and the Operator has not elected to exercise the Bargain Purchase Option in respect of the Facility under clause 8.2(c)(ii).

(ii)	TowerCo is obliged to by Law, in which case either party, by giving notice of 20 Working Days, or a lesser period if required by Law, to the other party, may terminate the affected Site Licence or Site Licences without liability to the other party and the Operator may request to migrate any affected Operator Equipment prior to termination in accordance with the Principles of Migration, with the costs of such migration to be shared equally by the parties; or

(iii)	the whole or any substantial part of any Site is taken by any public authority under the power of eminent domain or other expropriation, nationalisation or compulsory acquisition so as to materially impair the Operator’s use and occupancy, in which case either party, by giving notice of 20 Working Days, or a lesser period if required by Law, to the other party, may terminate the affected Site Licence or Site Licences without liability to the other party and the Operator may request to migrate any affected Operator Equipment prior to termination in accordance with the Principles of Migration, with the costs of such migration to be shared equally by the parties.

(b)	If requested by the Operator and sufficient space is available, TowerCo must allow the Operator to install a temporary telecommunications facility (including a “cell on wheel”) at any affected Site, free of charge, to enable the installation of Operator Equipment until the earlier of:

(i)	such time that the Operator Equipment can be migrated to a suitable adjacent Site; or

(ii)	[***] days.

If sufficient space at a Site is not available then TowerCo must use best efforts to obtain such space for the Operator, at the Operator’s cost.

(c)	TowerCo must provide all assistance reasonably requested by the Operator for the purposes of the Operator exercising its rights under this clause 8.4 and must use best efforts to ensure minimal disruption to the Operator’s Business. TowerCo agrees to reimburse the Operator for TowerCo’s share of the reasonable costs incurred by the Operator in relation to such migration within 15 Working Days of receiving an invoice evidencing such costs.

8.5	Replacement and Upgrade of Facilities, Renovation of Sites

(a)	If TowerCo or a third party replaces or upgrades a Facility or renovates a Site on which the Operator Equipment is installed, then TowerCo must ensure that:

(i)	if the Operator’s quiet enjoyment of the Site will be adversely affected then no work is commenced at a Site without the prior written consent of the Operator, such consent not to be unreasonably withheld;

(ii)	where the Operator Equipment needs to be relocated, then this relocation must be completed by the Operator before any work commences;

(iii)	after completion of any work the Operator Equipment is placed at least as high from the ground as it was on the replaced or upgraded Facility; and

(iv)	during any upgrade or replacement of Facilities or renovation at a Site TowerCo must use best efforts to ensure minimal disruption to the Operator’s Business.

(b)	If requested by the Operator and sufficient space is available, TowerCo must allow the Operator to install a temporary telecommunications facility (including a “cell on wheel”) at any affected Site, free of charge, to enable the installation of Operator Equipment until such time as the replacement or upgrade of the Facilities or renovation of a Site has been completed. If sufficient space at a Site is not available then TowerCo must use best efforts to obtain such space for the Operator, at TowerCo’s cost.

(c)	Subject to clause 6.2(c), the reasonable costs of complying with this clause 8.5 must be borne by TowerCo, including all reasonable costs of relocating the Operator Equipment. TowerCo agrees to reimburse the Operator for all reasonable costs incurred by the Operator in relation to such relocation within fifteen (15) Working Days of receiving an invoice evidencing such costs.

9.	Interference

9.1	Interference with Operator Equipment

(a)	TowerCo must not do anything, or knowingly permit any third party to do anything, which causes interference which obstructs, interrupts or impedes:

(i)	the continuous use or operation of the Operator Equipment installed on or in a Facility; or

(ii)	the enjoyment by the Operator of its use of the Site in accordance with the terms and conditions of this Agreement and the Site Licences.

(b)	If TowerCo is aware of any interference or potential interference with any of the Operator Equipment, then it must advise the Operator immediately of the nature of the interference and must immediately investigate and remove the interference within the performance timelines for a “Major Event” as set out in the SLA.

(c)	If the Operator advises TowerCo of any interference with any of the Operator Equipment, and provides reasonable evidence of the existence of that interference, TowerCo must immediately investigate and remove the interference within the performance timelines for a “Major Event” as set out in the SLA.

(d)

If the Operator notifies TowerCo of any interference allegedly caused by a third party and provides reasonable evidence of that interference to the reasonable satisfaction of TowerCo, TowerCo must immediately take corrective action to cause the third party to remove the interference. TowerCo and the Operator must promptly retest for interference. If the third party does not cease any interfering operation within 72 hours after the initial notice, and the joint investigation conducted by TowerCo and the Operator confirms that the third party may be the cause of the interference, then TowerCo shall, at the direction of the Operator, disconnect the interfering third party’s Equipment until such time as the third party effects the repairs necessary to eliminate the interference.

9.2	Interference by Operator

(a)	The Operator must not do anything, or knowingly permit any third party to do anything, which causes interference which materially obstructs, interrupts or impedes TowerCo’s or any third party’s continuous use or operation of the Facilities or the Site.

(b)	If the Operator is aware of any interference or potential interference with any Facility, it must advise TowerCo immediately of the nature of the interference.

(c)	If TowerCo notifies the Operator of any interference allegedly caused by the Operator in breach of clause 9.2(a) and provides reasonable evidence of that interference to the reasonable satisfaction of the Operator, the Operator must immediately take corrective action to remove the interference. TowerCo and the Operator must promptly retest for interference. If the Operator does not cease any interfering operation within 72 hours after the initial notice, and the joint investigation conducted by TowerCo and the Operator confirms that the Operator may be the cause of the interference, then TowerCo shall have the right, in addition to any other rights it may have, to disconnect the interfering Operator Equipment until such time as the Operator effects the repairs necessary to eliminate the interference.

9.3	Third party Equipment

(a)	Subject to this clause 9.3, TowerCo may agree to a third party installing or readjusting its Equipment on or in a Facility in accordance with this Agreement, provided the third party’s Equipment will not interfere in any way with any of the Operator Equipment.

(b)	For the purpose of clause 9.3(a), TowerCo must advise the Operator at least 10 Working Days before the installation and commissioning or material readjustment of the third party’s Equipment.

(c)	If the Operator is of the opinion that the third party’s Equipment will interfere in any way with any of the Operator Equipment, it may advise TowerCo to that effect within 5 Working Days and TowerCo will have regard to that advice and must act reasonably and in good faith in respect of that advice.

(d)

If, within one month of the commission or readjustment, the Operator provides TowerCo with reasonable evidence that it is suffering interference allegedly caused by the third party’s Equipment commission or readjustment, TowerCo (i) will presume that the third party who recently installed or adjusted its Equipment is the cause of the interference and (ii) take immediate corrective action with such third party to remove the interference. TowerCo and the Operator must immediately retest for interference. If the third party does not cease any interfering operation within 72 hours after the initial notice, and a joint investigation conducted by TowerCo and the Operator confirms that the third party may be the cause of the interference, then TowerCo shall disconnect the interfering third party’s Equipment until such time as the third party effects the repairs necessary to eliminate the interference.

(e)	TowerCo will ensure that it is a condition of giving permission to a third party to install or readjust its Equipment on or in the Facility or a Site, that the third party agrees to comply with terms consistent with this clause 9 of this Agreement in relation to the third party’s use of the Facility or Site.

(f)	TowerCo will notify the Operator if it is unable to obtain the third party’s agreement to the terms referred to in clause 9.3(e), and in such case the Operator may refuse to consent to the installation by the third party of the third party’s Equipment.

(g)	If the third party’s Equipment needs to be moved, powered down or turned off in order for the Operator to install or maintain the Operator Equipment within the Reserved Capacity and any agreed Additional Capacity, then TowerCo will be responsible for liaising with the third party in relation to the movement, power down or turn off of the third party’s Equipment.

9.4	Interference disputes

Any dispute as to the cause of interference, or the steps required to correct it, shall be submitted to an independent professional engineer mutually agreed by the parties. If the parties are unable to agree on an independent professional engineer, upon the request of the Operator the ICC shall furnish the name of an engineer in accordance with the Rules of the ICC International Center for Expertise. Such engineer’s decision shall be final and binding upon the parties to the extent permitted by applicable Laws. If such interference is found to be caused by changed facilities or operations, the fees and charges of the engineer shall be borne by the party whose changed facilities or operations gave rise to the claimed interference. If such interference is found not to be caused by changed facilities or operations, the fees and charges of the engineer shall be borne by the objecting party.

10.	Maintenance and Repair

10.1	Maintenance of Operator Equipment

At its own cost and expense, the Operator shall be responsible for the maintenance and safe operation of the Operator Equipment in accordance with Industry Standards and applicable Laws and must take all reasonable steps to ensure that the Operator Equipment:

(a)	does not endanger the safety or health of any person; and

(b)	does not damage, interfere with or cause any deterioration in the operation of TowerCo’s or any third party’s Equipment.

At its own cost and expense, the Operator shall maintain the electrical infrastructure that is under the Operator’s control and that is used by it at the Site.

10.2	Maintenance of Facilities and Equipment at the Sites

(a)	At its own cost and expense, TowerCo shall be responsible for, or for ensuring, the maintenance and safe operation of the Facilities and all Equipment (except the Operator Equipment) at the Sites in accordance with Industry Standards and must take all reasonable steps to ensure that the Facilities and all Equipment (except the Operator Equipment):

(i)	do not endanger the safety or health of any person; and

(ii)	do not damage, interfere with or cause any deterioration in the operation of the Operator Equipment.

(b)	At its own cost and expense, TowerCo shall maintain the electrical infrastructure that is under TowerCo’s control located within TowerCo’s property and Site security in accordance with Industry Standards in Indonesia.

(c)	In providing maintenance under this clause 10.2, TowerCo must provide preventive maintenance, proactive maintenance and corrective maintenance in accordance with the SLA. TowerCo shall survey and track any defect, lack, or need of maintenance of the Sites through a centralised “Network Operation Centre” (NOC) which must be available 24 hours/365 days during the Term. TowerCo must survey and track any defect, lack, or need of maintenance of the Sites that may influence the correct and safe operation of the Operator Equipment in and on the Sites through the NOC and shall provide the Operator with a single point of contact on a regional and/or national basis for problem resolution.

(d)	At its own cost and expense, TowerCo shall maintain the electrical infrastructure that is under TowerCo’s control at the Site.

10.3	TowerCo failure to maintain Facilities etc

If TowerCo is in breach of its maintenance obligations under this Agreement, the Operator shall notify TowerCo in writing of such breach and the remedial works required to remedy the breach. If TowerCo has not responded to such notice or commenced remedial works within the earlier of:

(a)	10 Working Days of receipt of the Operator’s notice; or

(b)	the end of the Resolution Time for that particular type of event as set out in the SLA, if applicable,

then, in addition to any remedies available to the Operator under the SLA or other parts of this Agreement or a Site Licence, the Operator shall be entitled to undertake such remedial works at TowerCo’s cost. TowerCo agrees to reimburse the Operator for all reasonable costs incurred by the Operator in relation to such remedial works, within fifteen (15) days of receipt of an invoice evidencing such costs.

11.	Standards, Approvals and Regulatory Requirements

11.1	Standards

Each party must keep itself informed of all publicly available standards which apply to the performance of its obligations under this Agreement, including any applicable Industry Standards.

11.2	Approvals and Regulatory Requirements

(a)	The Operator must use best efforts to obtain and maintain during the Term, at its cost, all licences and permits that the Operator is required by Law to obtain to install and operate the Operator Equipment at the Sites. TowerCo must provide the Operator with all reasonable assistance to enable the Operator to comply with this clause 11.2(a).

(b)	Subject to clauses 8.2 and 8.4 and clauses 7.7 and 7.8 of the Tower Transfer Agreement, TowerCo must maintain during the Term, at its cost, all the Required Consents to the extent in existence when the relevant Site was transferred to TowerCo under the Tower Transfer Agreement (and if not then TowerCo must use best efforts to obtain and maintain such other Required Consents).

(c)	Each party must:

(i)	comply with all Laws applicable to the performance of its obligations under this Agreement, including all Laws applicable to any activity undertaken by a party at the Site;

(ii)	unless this Agreement otherwise provides, obtain and maintain any licences, authorisations, consents, approvals and permits required by applicable Laws to perform its obligations under this Agreement;

(iii)	not use its Equipment on a Facility in a way which would cause the other party to be in breach of any Laws or the Required Consents (except in the case of the Operator, in a way which would knowingly cause TowerCo to be in breach of any Required Consents); and

(iv)	comply with any reasonable instruction from the other party, to the extent that instruction is necessary to enable the other party to:

(A)	comply with any Laws or change in Laws; or

(B)	comply with any direction of any government agency; or

(C)	exercise any right granted or provided to the other party from time to time.

12.	TowerCo Obligations

(a)	TowerCo must not do anything, or knowingly permit any third party to do anything, that would jeopardise the Operator’s rights and interests under this Agreement and the Site Licences, except if required by Law.

(b)	TowerCo must ensure the quiet and peaceful enjoyment of the Site and the Facilities by the Operator.

(c)	TowerCo must maintain at its cost its Equipment and the Facilities to which access has been granted to the Operator in a clean, good and substantial state of repair. In circumstances where the maintenance of any Facility would involve upgrading, altering, reconstructing or replacing that Facility, then clause 8 applies.

(d)	TowerCo must ensure that no part of its Equipment or the Facilities becomes a danger to the safety of members of the public or any of the Operator, its Personnel or invitees.

(e)	TowerCo, when undertaking any installation of, or repair, maintenance, addition or alteration to, any of the Facilities or its Equipment, must employ only suitably qualified contractors and use best efforts not to effect the security or performance of the Operator Equipment.

(f)	TowerCo shall report to the Operator reasonably promptly following it becoming aware of the same, any act or omission within TowerCo’s knowledge that may be likely to affect the integrity or the security of the Site or the security of the Operator Equipment.

13.	Operator Obligations

(a)	The Operator must not do anything, or knowingly permit any third party to do anything, that would jeopardise TowerCo’s rights and interests under this Agreement or any applicable Head Lease (as at the date of execution of the applicable Site Licence and if any amendments or renewals are made to the relevant Head Lease by TowerCo then these will only apply to the extent that TowerCo is in compliance with clauses 8.1(b) and (c)), except if required by Law.

(b)	The Operator will:

(i)	maintain the portions of all parts of the Operator Equipment installed at each Site in a clean, good and substantial state of repair;

(ii)	ensure that no part of the Operator Equipment becomes a danger to the safety of members of the public or any of TowerCo, its Personnel or invitees;

(iii)	when undertaking any installation of, or repair or maintenance or addition or alteration to, any item of the Operator Equipment, employ only suitably qualified contractors.

(c)	The Operator must perform all necessary installation, modification and relocation of the Operator Equipment on the Facilities as and when it requires, subject to:

(i)	applicable Industry Standards; and

(ii)	the terms and conditions of this Agreement and any relevant Site Licence.

(d)	TowerCo must provide all assistance reasonably requested by the Operator for the purposes of the Operator exercising its rights under clause 13(c).

(e)	The Operator shall report to TowerCo reasonably promptly following it becoming aware of the same, any act or omission within the Operator’s knowledge that may be likely to affect the integrity or the security of the Site or the security of TowerCo’s Equipment.

(f)	The Operator shall comply with its obligations under the SLA and the Site Access Rules.

14.	Termination, Breach, Insolvency and Step-In Rights

14.1	Breach by TowerCo

(a)	If there is a material breach of this Agreement or any Site Licence by TowerCo in relation to any Site or Sites (not being a Fundamental Breach) then the Operator shall give written notice of the breach to TowerCo stating in reasonable detail the facts and circumstances of such alleged breach.

(b)	If the material breach is not remedied within 20 Working Days after the receipt of a notice of breach by TowerCo (provided that if such breach requires a longer period to cure, such period shall be extended for such time as is reasonably necessary to cure such breach (not exceeding 40 Working Days)), the Operator may give a further written notice to TowerCo, following which:

(i)	the parties must begin the dispute resolution process set out in clause 20 in order to determine:

(A)	whether a material breach has occurred;

(B)	whether the material breach has been remedied;

(C)	the amount of any payment that would compensate the Operator for the occurrence of the breach; and

(D)	any other remedies that should be available to the Operator in addition to those set out in the Agreement; and

(ii)	the Operator may, at its sole discretion, exercise, either itself or through a third party, the Step-in Rights in relation to that Site or Sites in accordance with Schedule 8 (Step-in Rights).

(c)	If the outcome of the dispute resolution procedure contemplated in paragraph (b)(i) is that an award is made in favour of the Operator, the Operator may, at its sole discretion,

(i)	request to migrate any affected Operator Equipment in accordance with the Principles of Migration, at TowerCo’s cost; or

(ii)	exercise the Bargain Purchase Option in respect of the applicable Sites in accordance with paragraph 3 of Schedule 4 (Bargain Purchase Option), in which case the parties must take all steps necessary to give effect to the Bargain Purchase Option upon expiry of the relevant notice period, and/or terminate the affected Site Licence or Site Licences without liability on its part.

(d)	If the outcome of the dispute resolution procedure contemplated in paragraph (b) is that an award is made in favour of TowerCo, the Operator must reimburse TowerCo on demand for any losses or costs incurred as a result of the dispute resolution procedure.

(e)	In addition to its rights under clauses 14.1(b) and (c), if the Operator has validly exercised the Step-in Rights in accordance with this Agreement on two or more occasions in any 6 month period in relation to a particular Site, then the Operator may, at its sole option, by giving 10 Working Days’ prior written notice:

(i)	exercise the Bargain Purchase Option in respect of the applicable Site in accordance with paragraph 3 of Schedule 4 (Bargain Purchase Option), in which case the parties must take all steps necessary to give effect to the Bargain Purchase Option upon expiry of the relevant notice period; and/or

(ii)	terminate the affected Site Licence without liability on its part.

(f)	For the purposes of this clause 14.1, a material breach includes the failure to remedy two (2) or more Major or Severe Events at a Site within double the Resolution Time, as those terms are used in the SLA, in any two (2) month period.

14.2	Breach by Operator

(a)	If there is a material breach of this Agreement or any Site Licence by the Operator in relation to any Site or Sites then TowerCo may give written notice of the breach to the Operator stating in reasonable detail the facts and circumstances of such alleged breach.

(b)	If the material breach is due to the failure to pay Lease Fees or other material amounts due and payable by the Operator under this Agreement (except where there is an Invoice Error) which is not remedied within 10 Working Days (in the case of Lease Fees) or 20 Working Days (in the case of any other material amounts) after the receipt of a notice of breach by the Operator then TowerCo may terminate the affected Site Licences and immediately disconnect the Operator Equipment on the affected Sites.

(c)	If the material breach is not the subject of paragraph (b) and is not remedied within 20 Working Days after the receipt of a notice of breach by the Operator then the parties must begin the dispute resolution process set out in clause 20 in order to determine:

(i)	whether a material breach has occurred;

(ii)	whether the material breach has been remedied;

(iii)	the amount of any payment that would compensate TowerCo for the occurrence of the breach; and

(iv)	any other remedies that should be available to TowerCo.

(d)	If the outcome of the dispute resolution procedure contemplated in paragraph (c) is that an award is made in favour of TowerCo, TowerCo may terminate the Site Licence or Site Licences for the applicable Site or Sites if that award is not discharged within 15 Working Days from its making.

(e)	If the outcome of the dispute resolution procedure contemplated in paragraph (c) is that an award is made in favour of the Operator, TowerCo must reimburse the Operator on demand for any losses or costs incurred as a result of the dispute resolution procedure.

(f)	Upon the termination of a Site License by reason of the Operator’s default under or breach of this Agreement or a Site License and subject to the maximum liability cap in clause 18(d), the Operator shall pay as liquidated damages an amount equal to [***] for the unexpired term of each Site Licence terminated, where the [***] shall be agreed between the parties but not in any event exceeding [***] (notwithstanding the removal of the Operator Equipment or the subsequent lease to a third party of all or a portion of the Facility formerly occupied by the Operator).

(g)	The termination of a Site License by reason of the Operator’s default shall not relieve the Operator of any of its duties, liabilities and obligations accrued under this Agreement or the terminated Site License, other than in relation to the Lease Fee, prior to the effective date of such termination.

14.3	Extensions

The party which has given notice to the other party of a breach of this Agreement may in its discretion extend any remedy period by notice to the other party.

14.4	Insolvency and Fundamental Breach by TowerCo

(a)	If an Insolvency Event occurs in relation to TowerCo, the Operator may, at its sole option by prior written notice to TowerCo either:

(i)	terminate this Agreement and all of the Site Licences without liability on its part; or

(ii)	on two months notice and subject to paragraph (b), terminate this Agreement and all of the Site Licences and exercise the Bargain Purchase Option, in which case the parties must immediately take all steps necessary to give effect to the Bargain Purchase Option.

Upon the occurrence of an Insolvency Event, the Operator may also at its sole discretion exercise, either itself or through a third party, the Step-in Rights in relation to the relevant Site or Sites in accordance with Schedule 8 (Step-in Rights).

(b)	If a notice is given under paragraph (a)(ii) the Operator will for a period not exceeding 2 months in good faith consider any proposals submitted by TowerCo (or its Lenders) for TowerCo to assign, transfer or otherwise dispose of its rights, title or interests in the Assets to a Suitable Third Party with the prior written consent of the Operator (not to be unreasonably withheld).

(c)	If TowerCo commits a Fundamental Breach, the Operator shall give written notice of the breach to TowerCo stating in reasonable detail the facts and circumstances of such alleged Fundamental Breach. If the Fundamental Breach is not remedied within 20 Working Days after the receipt of such notice by TowerCo, then:

(i)	the parties must begin the dispute resolution process set out in clause 20 in order to determine:

(A)	whether a Fundamental Breach has occurred;

(B)	whether the Fundamental Breach has been remedied;

(C)	the amount of any payment that would compensate the Operator for the occurrence of such breach; and

(D)	any other remedies that should be available to the Operator in addition to those set out in the Agreement; and

(ii)	the Operator may, at its sole discretion, exercise, either itself or through a third party, the Step-in Rights in relation to the relevant Site or Sites in accordance with Schedule 8 (Step-in Rights).

(d)	If the outcome of the dispute resolution procedure contemplated in paragraph (c)(i) is that an award is made in favour of the Operator, the Operator may, at its sole discretion,

(i)	request to migrate any affected Operator Equipment in accordance with the Principles of Migration, at TowerCo’s cost; or

(ii)	exercise the Bargain Purchase Option in respect of the applicable Sites in accordance with paragraph 3 of Schedule 4 (Bargain Purchase Option), in which case the parties must take all steps necessary to give effect to the Bargain Purchase Option upon expiry of the relevant notice period, and/or terminate the affected Site Licence or Site Licences without liability on its part.

14.5	Insolvency Event of the Operator

If an Insolvency Event occurs in relation to the Operator, TowerCo may terminate this Agreement by giving 20 Working Days’ prior written notice to the Operator.

14.6	Termination of Site Licences by the Operator

If 75% or more of the Site Licences have been terminated in accordance with this Agreement, then the Operator may, at its sole option, by giving 10 Working Days’ prior written notice to TowerCo, terminate this Agreement and all of the remaining Site Licences, without liability on the Operator’s part.

14.7	Waiver

The Operator and TowerCo irrevocably waive the applicability of Article 1266 of the Indonesian Civil Code for the purposes of the termination of this Agreement or the Site Licences to the extent that such waiver is necessary to terminate this Agreement or the Site Licences without judicial order.

14.8	Claw-back

If a Site Licence is terminated under clauses 8.2, 8.4, 14.1 and 14.4 during any period in respect of which the Lease Fee has been paid in advance (Paid Lease Period), TowerCo shall within 15 Working Days of the termination of the Site Licence refund to the Operator a pro rata amount of the Lease Fee referable to the unexpired portion of the Paid Lease Period.

14.9	Survival

The rights, obligations and indemnities in clauses 1, 7, 14, 15, 16, 17, 18, 19, 20, 21, 22, 32, 35, 36 and any other clauses which should by their nature survive the termination or expiry of a Site Licence and this Agreement, survive the termination or expiry of a Site Licence and this Agreement.

14.10	No limitation

(a)	A party’s rights of termination in this clause 14 do not limit its termination rights under any other clause of this Agreement.

(b)	Nothing in this clause affects any claim or action including any claim for damages or other relief, for breach of this Agreement or otherwise, which accrued in favour of a party prior to any termination.

(c)	The amount of any service level credits under the SLA that have been accrued but not credited to the Operator as at:

(i)	the expiry the relevant Site Licences; or

(ii)	the termination of the relevant Site Licences under clauses 8.2, 8.4, 14.1 and 14.4,

shall be immediately due and payable to the Operator.

14.11	Government action

(a)	If a change in Law or other action by a governmental agency prevents TowerCo from conducting its business or a substantial part thereof in Indonesia or a region thereof, then it may give notice of such event to the Operator.

(b)	If a notice is given under paragraph (a) the Operator and TowerCo will for a period not exceeding 2 months in good faith consider any proposals for TowerCo to assign, transfer or otherwise dispose of its rights, title or interests in the Assets.

(c)	If no resolution is reached under paragraph (b) within the 2 month period referred to in that paragraph, the Operator may as its sole remedy under this clause 14.11 exercise the Bargain Purchase Option in accordance with paragraph 3 of the Schedule 4 (Bargain Purchase Option).

15.	Confidentiality

(a)	For the purposes of this clause 15, the party:

(i)	owning or supplying Confidential Information will be called the Supplying Party; and

(ii)	receiving Confidential Information will be called the Receiving Party;

and either expression will include all members of the relevant party’s Group.

(b)	Either party (the disclosing party) may refer to and disclose all or any part of this Agreement in any form of submissions or correspondence if required by the relevant Indonesian regulatory authority or any applicable Laws.

(c)	Subject to clause 15(b), the Receiving Party will, in respect of Confidential Information received from the Supplying Party, or of which the Receiving Party otherwise becomes aware through its implementation or operation of this Agreement:

(i)	adopt (if necessary) and maintain procedures adequate to protect the Confidential Information;

(ii)	hold the Confidential Information in confidence with the same degree of care with which it holds its own confidential and proprietary information of a similar nature, unless the Supplying Party approves in writing the release of the Confidential Information by the Receiving Party;

(iii)	ensure that neither it nor any of its officers, employees, contractors or agents who receive the Confidential Information discloses or causes or permits to be disclosed, without the prior written consent of the Supplying Party, the Confidential Information or any part of it to any person other than to:

(A)	the Receiving Party’s lenders or professional advisers; or

(B)	those of the Receiving Party’s officers, employees, contractors, agents or members of its Group directly concerned in the implementation or operation of this Agreement,

and will advise the Supplying Party from time to time on request of the lenders, professional advisers, contractors, agents and members of its Group who are or may be recipients of Confidential Information;

(iv)	not make use of, or cause or permit use to be made of, the Confidential Information or any part of it in any manner whatsoever, other than as necessary for the implementation or operation of this Agreement; and

(v)	enter into such other agreements as the Supplying Party may reasonably require regarding any part of the Confidential Information which is disclosed by the Supplying Party under licence from a third party.

To avoid doubt, the parties agree that, if an officer, employee, contractor, agent or member of the Group of the Receiving Party discloses or uses Confidential Information other than as permitted by clauses 15(c)(iii) and 15(c)(iv), then the Receiving Party will be responsible for that use or disclosure as if the use or disclosure had been made by the Receiving Party itself.

16.	Representations and Warranties

(a)	TowerCo represents and warrants to the Operator at the Commencement Date and during the Term that:

(i)	all work undertaken by TowerCo or its Personnel under this Agreement or in relation to any Facility or Site will be undertaken with due care, skill and diligence, and in a proper and workmanlike manner, and any materials supplied by TowerCo or its Personnel in connection with that work will be fit for the purpose for which they are supplied;

(ii)	it is able to perform its obligations under this Agreement and each Site Licence; and

(iii)	in entering into this Agreement, it has:

(A)	used its skills, experience and knowledge to ensure that the manner in which it proposes to provide the Services will enable the Operator to exercise its rights, and enjoy the benefits granted to it, under this Agreement;

(B)	examined all information available to it which is relevant to the risks, contingencies and other circumstances which could affect the provision of the Services;

(C)	satisfied itself as to the availability of labour and the resources and Services required;

(D)	satisfied itself as to the nature and degree of difficulty of the Services;

(E)	satisfied itself as to its ability to provide the Services to the required standard; and

(F)	satisfied itself as to the Services that the Operator needs and as to the ability to provide the Services specified in this Agreement,

where “Services” means all of the services to be provided by TowerCo, and all of the obligations of TowerCo, under this Agreement.

(b)	TowerCo acknowledges and accepts that:

(i)	it has entered into this Agreement based on its own investigations, and has not relied on any representations or warranties made by the Operator other than those contained in this Agreement and the Tower Transfer Agreement; and

(ii)	except as specifically provided for in this Agreement, to the extent permitted by Law, no representation has been made and no warranty is or has been expressly or impliedly given by or on behalf of the Operator in respect of the accuracy, completeness, currency, suitability or efficacy or any information or data made available by the Operator to TowerCo.

(c)	The Operator represents and warrants to TowerCo at the Commencement Date and during the Term that:

(i)	all work undertaken by the Operator or its Personnel under this Agreement or in relation to any Facility, Site or Operator Equipment will be undertaken with due care, skill and diligence, and in a proper and workmanlike manner, and any materials supplied by the Operator or its Personnel in connection with that work will be fit for the purpose for which they are supplied; and

(ii)	it is able to perform its obligations under this Agreement and each Site Licence.

17.	Audits and Records

17.1	Audits

The Operator shall have the right not more than once a year to audit and inspect, and appoint one or more Auditors to audit and inspect any premises, documents, records, practices, data and matters of TowerCo for the purpose of verifying TowerCo’s compliance with this Agreement and any Site Licence.

17.2	Audit Assistance

(a)	If requested by the Operator or any Auditor, TowerCo must answer any questions or confirm matters reasonably requested in respect of compliance/non compliance with this Agreement in writing.

(b)	TowerCo must provide all reasonable assistance required by the Operator or the Auditor.

(c)	TowerCo must on demand provide the Operator with copies of any audit reports relevant to the services conducted by, or on behalf of, TowerCo under this Agreement.

17.3	Discrepancies

If an audit or inspection reveals non compliance by TowerCo, then TowerCo must promptly take remedial action, including complying with any reasonable directions or instructions from the Operator.

17.4	Costs of the audit

(a)	Subject to clause 17.4(b), each party will bear its own costs associated with audits and inspections.

(b)	If an audit or inspection reveals that either party has materially breached this Agreement and not cured such a breach, then the breaching party must pay for the other party’s costs associated with the audit or inspection.

17.5	Proper records

(a)	TowerCo must keep full and proper books of accounts and records showing clearly all transactions relating to the performance of its obligations under this Agreement.

(b)	TowerCo must ensure that all financial and operational records, within its possession, custody or control, are maintained in an accessible and secure electronic form for a period of at least ten years, or longer if required by this Agreement or any applicable Law.

18.	Indemnities

(a)	Subject to paragraphs (b) and (e), TowerCo indemnifies and keeps the Operator harmless from any and all claims, liabilities, losses, damages, costs and expenses arising in connection with:

(i)	TowerCo’s breach of any term or condition of this Agreement or any Site Licence; or

(ii)	the negligence or wilful misconduct of TowerCo or its Personnel or representatives in connection with this Agreement or any Site Licence.

(b)	The maximum aggregate amount that the Operator may recover from TowerCo, whether by way of damages or otherwise, under this Agreement and any Site Licence shall not in any event exceed USD[***].

(c)	Subject to paragraphs (d) and (e) the Operator indemnifies and keeps TowerCo harmless from any and all claims, liabilities, losses, damages, costs and expenses arising in connection with:

(i)	the negligence or wilful misconduct of the Operator or its Personnel or representatives in connection with this Agreement or any Site Licence; or

(ii)	the Operator’s breach of any term or condition of this Agreement or any Site Licence.

(d)	The maximum aggregate amount that TowerCo may recover from the Operator, whether by way of damages or otherwise (excluding, for the avoidance of doubt, any Lease Fees and reimbursed costs paid by the Operator under this Agreement) under this Agreement and any Site Licence shall not in any event exceed:

(i)	USD[***] for all claims made before the first (1st) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(ii)

USD[***] for all claims made on or after the first (1st) anniversary of the Commencement Date and before the second (2nd) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(iii)

USD[***] for all claims made on or after the second (2nd) anniversary of the Commencement Date and before the third (3rd) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(iv)

USD[***] for all claims made on or after the third (3rd) anniversary of the Commencement Date and before the fourth (4th) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(v)

USD[***] for all claims made on or after the fourth (4th) anniversary of the Commencement Date and before the fifth (5th) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(vi)

USD[***] for all claims made on or after the fifth (5th) anniversary of the Commencement Date and before the sixth (6th) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(vii)

USD[***] for all claims made on or after the sixth (6th) anniversary of the Commencement Date and before the seventh (7th) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term;

(viii)

USD[***] for all claims made on or after the seventh (7th) anniversary of the Commencement Date and before the eighth (8th) anniversary of the Commencement Date, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term; and

(ix)

[***] for all claims made on or after the eighth (8th) anniversary of the Commencement Date and before the ninth (9th) anniversary of the Commencement Date and for each year thereafter of the Term, less any amounts recovered by TowerCo pursuant to claims made in any other period of the Term.

(e)	The maximum aggregate amounts set out in paragraphs (b) and (d) do not limit either party’s liability in respect of:

(i)	any injury to, or disease or death of, any person caused by or arising out of any act or omission of a party or its Personnel; or

(ii)	any claim made by a third party asserting a breach of intellectual property rights in relation to the Facilities and/or Sites, including in relation to the design of any Tower at the Sites.

19.	Insurance

(a)	TowerCo, at its own expense, shall procure and maintain in full force and effect at all times during the Term on each Site:

(i)	commercial general public liability coverage insuring against all liabilities of TowerCo and its officers, employees, agents, licensees and invitees arising out of, by reason of or in connection with the ownership, occupancy or maintenance of each Site; and

(ii)	property insurance in an amount not less than full replacement cost of the Facilities (including the Tower) of each Site against any losses or damages (also caused to any third parties) by fire and all other casualties and risks covered under “ALL RISK” insurance.

(b)	TowerCo shall pay all premiums for the insurance coverage which it is required to procure and maintain under this Agreement. The amounts (per single occurrence and aggregate events) of the coverage provided by such insurance policies shall be in line with prudent market practice for the business conducted by TowerCo in Indonesia.

(c)	The Operator, at its own expense, shall procure and maintain in full force and effect at all times during the Term with respect to each Site and the Operator Equipment used by it on the Sites under this Agreement, commercial general public liability insurance coverage insuring against all liabilities of the Operator and its officers, employees, agents, arising out of, by reason of or in connection with the use, occupancy or maintenance of each Site.

(d)	The Operator shall pay all premiums for the insurance coverage which it is required to procure and maintain under this Agreement. The amounts (per single occurrence and aggregate events) of the coverage provided by such insurance policies shall be in line with prudent market practice for the business conducted by the Operator in Indonesia.

20.	Dispute Resolution

(a)	For the purposes of the procedures set out in the rest of this clause 20 and unless the parties expressly agree otherwise in writing, a Dispute is any and all claims, counterclaims, demands, causes of action, disputes, controversies, disagreements, differences of opinion and other matters in question arising out of or in connection with this Agreement.

(b)	Either party may at any time give notice describing a Dispute and invoking the procedures set out in the rest of this clause 20.

(c)	TowerCo and the Operator agree to settle amicably any Dispute by discussions and negotiations, and that the following procedure shall be followed prior to resorting to the remaining provisions of this clause 20 to resolve such Dispute:

(i)	either party may refer the Dispute in writing for settlement to the Joint Operations Committee (the Dispute Notice). The parties shall ensure that the Joint Operations Committee shall, for a period of seven (7) Working Days from the date of the written reference, use best efforts and negotiate in good faith to reach a resolution of the Dispute; and

(ii)	if the Joint Operations Committee does not resolve the Dispute within the stated time, the parties shall refer the Dispute in writing for settlement to the Chief Executive Officers of each party, or nominated alternatives of similar authority. The parties shall ensure that their representatives shall, for a period of ten (10) Working Days from the date of the written reference made pursuant to this clause 20(c)(ii), use best efforts and negotiate in good faith to reach a reasonable resolution of the Dispute.

(d)	If a Dispute has not been resolved by the end of the negotiation period in clause 20(c), either party may then refer the Dispute, or any part of the Dispute, to arbitration, in which case the parties agree that all Disputes shall be referred to the International Court of Arbitration of the ICC to be finally and exclusively settled by arbitration under and in accordance with the Rules of Arbitration of the ICC for the time being in force, which rules are deemed to be incorporated by reference in this clause, as follows:

(i)	The tribunal shall consist of three (3) arbitrators. Each party shall appoint one arbitrator and these two arbitrators shall appoint the chairman of the arbitrational tribunal. The chairman of the arbitrational tribunal shall not be a national of the country of domicile of either of the parties to this Agreement.

(ii)	The place and seat of the arbitration shall be the Singapore.

(iii)	The language of arbitration shall be English, unless otherwise agreed. All submissions shall be made in English or with a certified English translation. Witnesses may provide testimony in a language other than English, provided that a simultaneous English translation shall be provided. Each party shall bear the translation costs in respect of its own witnesses and documents. All notices given by one party to the other in connection with any arbitration hereunder shall be in writing. The award shall be in writing and state the reasons upon which it is based.

(iv)	The parties and the tribunal shall treat all aspects of the arbitration proceedings as strictly confidential, and the award shall be made public only with the express written consent of all parties thereto, or except as otherwise required in connection with judicial proceedings relating to the enforcement of any arbitral award.

(v)	The tribunal shall not be bound by the common law rules of evidence or procedure.

(vi)	The tribunal shall be bound by the governing law of this Agreement and shall have to substantiate its decision and award accordingly.

(vii)	The tribunal shall not have the power or jurisdiction to award punitive damages, and each party irrevocably waives and relinquishes any right to such damages.

(viii)	If a party, having been given due notice and opportunity, shall fail or shall refuse to participate in arbitration proceedings hereunder or in any stage thereof, the proceedings shall nevertheless be conducted to conclusion and final award. Any award rendered under such circumstances shall be as valid and enforceable as if the parties had appeared and participated fully at all stages.

(ix)	The expenses of arbitration (including legal fees and a party’s costs of arbitration) shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the tribunal in the event of a compromise decision.

(x)	The tribunal shall render its award applying strict rules of law and principles consistent with the explicit terms of this Agreement. The tribunal shall not assume the powers of an amiable compositeur or render its award ex aequo et bono. The tribunal shall have the authority to include in such award a decision binding upon the parties, enjoining them to take or refrain from taking specific action with respect to the matter in dispute or disagreement.

(xi)	The parties hereby irrevocably agree that the mandate of the tribunal duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitration award has been issued by the tribunal and hereby waive the provisions, any rules or regulations that would provide otherwise.

(xii)	The arbitrators’ determination shall be final, conclusive and binding upon the parties and to that end, this clause 20 shall constitute an arbitration agreement between the parties. The parties hereby irrevocably exclude any right of application or appeal to any court in any jurisdiction whatsoever in connection with any question arising in the course of any arbitration or in respect of any award made. An order of judicial acceptance or an application for enforcement of the arbitration award may be sought in any Court of competent jurisdiction and the award (including any award granting specific performance or injunctive relief) shall be enforceable in accordance with the Arrangement Concerning Mutual Enforcement of Arbitral Awards between the Mainland and the Hong Kong Special Administrative Region, the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards and any other applicable national law. To the extent applicable, the parties irrevocably waive the applicability of section 73(b) of the Arbitration Law so that the appointment of an arbitrator or arbitrators shall not terminate within a specified time and the mandate of the arbitrator or arbitrators shall remain in effect until a final arbitration award has been issued. The parties agree that neither of them shall challenge or resist any enforcement action taken by a party in whose favour a decision of an arbitrator or arbitrators is given. The parties expressly waive the applicability of any Laws that would otherwise give a right to appeal against the decision of an arbitrator or arbitrators to any court or other tribunal. The parties further expressly waive the applicability of section 48(1) of the Arbitration Law and agree that any arbitration need not be completed within a specific time period unless otherwise agreed.

(e)	Neither party may use, other than to attempt to resolve the Dispute, any information disclosed by the other in the course of negotiation, mediation or arbitration under the above procedures. Any such information remains the property of the party supplying it and remains confidential to that party. Disclosure in the course of negotiation, mediation or arbitration under the above procedures is not a waiver of confidentiality.

(f)	Neither party may disclose any such information to anyone other than an adviser or an expert witness who has entered into a deed undertaking:

(i)	not to use any of the information, or any analysis of the information, other than for the purposes of resolving the Dispute or the negotiation, mediation or arbitration;

(ii)	not to disclose any of the information, or any analysis of the information, other than to the parties, a mediator, the arbitrator or a court, except as compelled by law; and

(iii)	to return all material on which such information is recorded on completion of the adviser or expert witness’ services.

(g)	In the event of a Dispute, the parties shall continue to perform their obligations under this Agreement and the Site Licences in good faith during the resolution of such Dispute unless and until this Agreement or Site Licence is terminated in accordance with the provisions herein.

(h)	For the purpose of enforcing any arbitration award only, the parties agree to choose the general, permanent and non-exclusive domicile of the Office of the Registrar of the Central District Court (Kantor Panitera Pengadilan Negeri Jakarta Pusat) without prejudice to the parties’ rights to enforce any arbitration award in any court having jurisdiction over the other party or its assets.

(i)	Except to the extent that any action taken by a party under this clause 20(i) would invalidate clause 20(d), either party may at any time commence or continue court proceedings for the purpose of obtaining urgent interlocutory or interim relief in any jurisdiction pending arbitration or the outcome of arbitration.

21.	EME Claims

(a)	If a third party brings a claim against the Operator in relation to electromagnetic emissions allegedly occasioned by the operation or use of any Operator Equipment at a Site (EME Claim), the parties agree as follows:

(i)	upon notification, TowerCo must take all reasonable steps to mitigate any loss which may give rise to a claim against the Operator in relation to the EME Claim; and

(ii)	TowerCo must give the Operator and its professional advisers reasonable access on prior written notice to:

(A)	the Personnel and premises of TowerCo, including the Sites and Facilities, relevant to the EME Claim; and

(B)	chattels, accounts, documents and records within the power, possession or control of TowerCo that are relevant to the EME Claim,

to enable the Operator, and its professional advisers to examine the circumstances, premises and chattels, accounts, documents and records and to take copies or photographs of them at their own expense;

(b)	TowerCo indemnifies and keeps the Operator harmless from any and all claims, liabilities, losses, damages, costs and expenses arising in connection with electromagnetic emissions occasioned by the operation or use of any Facility or Site to the extent the facts, matters or circumstances giving rise to the claim arose after the relevant Completion Date of the Site and it is proven that third party Equipment co located on a Facility or Site caused the electromagnetic emissions the subject of the claim.

22.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must be addressed and delivered to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i)	to TowerCo:	PT Profesional Telekomunikasi Indonesia

Artha Graha Building, 16th Floor, Jl. Jend. Sudirman Kav. 52-53 Jakarta 12190 FAX: +62 21 5140 0990 Attn: President Director Copy to: Legal Director

(ii)	to the Operator:	PT Hutchison CP Telecommunications

10/F Menara Mulia, JL. Jend. Gatot Subroto, Kav 9-11

Jakarta Selatan 12930

FAX: +62 (0) 21 5290 6900

Attn: Chief Financial Officer

Copy to: Chief Technical Officer

Copy to: Head of Legal

Copy to: Hutchison Telecommunications International Limited

22nd Floor, Hutchison House

10 Harcourt Road, Hong Kong

FAX: +852 2128 1778

Attn: The Company Secretary

(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a Working Day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next Working Day in that place.

23.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with its subject matter.

24.	Amendment

This Agreement may be amended only by another agreement executed by both parties.

25.	Assignment and Change in Control

25.1	TowerCo assignment

(a)	TowerCo must not assign, transfer, novate or otherwise dispose of:

(i)	its rights or obligations under this Agreement or the Site Licences; or

(ii)	its rights, title or interests in the Facilities, the Head Leases or the Revenue Contracts (individually or collectively the Assets),

without the prior written consent of the Operator.

(b)	The Operator will not withhold its consent under paragraph (a) if:

(i)	TowerCo proposes to assign, transfer or otherwise dispose of all of the Assets (or a minimum of 95% of the Assets);

(ii)	the transferee is a Suitable Third Party; and

(iii)	the procedure set out in clause 25.3 is followed.

(c)	The Operator will not unreasonably withhold its consent under paragraph (a) if TowerCo wishes to mortgage, charge or otherwise provide other security over the Assets in favour of a reputable financing entity in the ordinary course of TowerCo’s business.

25.2	Change in Control

(a)	For the purposes of this Agreement a change in control occurs if:

(i)	a person, other than the Current Shareholders, acquires more than 50% of the voting interests TowerCo, whether directly or indirectly;

(ii)	a person, other than the Current Shareholders, acquires the ability to appoint or control the appointment of a majority of the directors and commissioners of TowerCo; or

(iii)	a person, other than the Current Shareholders, acquires the ability, through contract or otherwise, to control the policies and management of TowerCo.

(b)	For the purposes of paragraph (a) of the definition of Fundamental Breach, the Operator will not withhold its consent to the occurrence of the change of control if:

(i)	the Operator is notified of the proposed change of control before it occurs;

(ii)	the Operator is satisfied, acting reasonably, that the change of control does not or is not likely to result in:

(A)	any deterioration of the financial or credit capacity of TowerCo;

(B)	any deterioration in the technical and managerial expertise of TowerCo;

(C)	a breach of any of the provisions of this Agreement; or

(D)	a competitor of the Operator in the Indonesian telecommunications industry acquiring control of TowerCo.

25.3	Last right of refusal

(a)	Except for assignments under clause 25.1(c), if TowerCo:

(i)	wishes to assign, transfer or otherwise dispose of any of its right, title or interest in the Assets for whatever reason (including where clause 14.4(b) applies); or

(ii)	is provided with an opportunity by a third party to do so,

(a Proposed Disposal) it must give the Operator a last right of refusal in respect of the Assets on the terms set out in paragraphs (b) to (e).

(b)	Before TowerCo reaches a legally binding agreement to assign, transfer or otherwise dispose of the Assets, TowerCo must:

(i)	inform the Operator of the final terms and conditions of the agreement which it is willing to enter into to assign, transfer or otherwise dispose of the Assets; and

(ii)	provide definitive acquisition agreements that are complete in all material respects (together, the Deal Terms).

The Operator will have 20 Working Days within which to notify TowerCo that it wishes to enter into an agreement with TowerCo for the acquisition of the Assets on the Deal Terms.

(c)	If the Operator does not give a notification under paragraph (b), TowerCo may enter into the agreement with the third party for the acquisition of the Assets on terms no more favourable to the third party purchaser than the Deal Terms.

(d)	If the Operator does give a notification under paragraph (b), the parties must promptly execute the definitive acquisition agreement.

(e)	TowerCo must not enter into an agreement with any person in relation to the Assets, except strictly in accordance with the procedures described above.

25.4	General

(a)	TowerCo must ensure that any permitted assignment, transfer or disposal of the Assets must be subject to:

(i)	the Operator’s interest and rights under this Agreement and the Site Licences; and

(ii)	the novation of this Agreement and the Site Licences.

(b)	For the purposes of this Agreement, a Suitable Third Party is a third party nominated by TowerCo to the Operator where TowerCo can demonstrate to the reasonable satisfaction of the Operator that such person:

(i)	is not a competitor of the Operator or any member of the Operator Group in the wireless telecommunications industry; and

(ii)	has sufficient financial capacity and technical and managerial expertise to properly exercise TowerCo’s rights and obligations under this Agreement and the Site Licences.

25.5	Operator Assignment

(a)	The Operator may assign, transfer or otherwise dispose of its rights and interests in:

(i)	up to 5% of the Site Licences; or

(ii)	95% or more of the Site Licences,

without the prior consent of TowerCo.

(b)	The Operator must not assign, transfer or otherwise dispose of its rights and interests in between 5% and 95% of the Site Licences without the prior consent of TowerCo, which consent shall not be unreasonably withheld.

26.	Lenders

(a)	TowerCo acknowledges that the Operator has entered into and may in the future enter into arrangements with financing entities (the Operator Lenders) under which the Operator has or may grant to the Operator Lenders a security interest over the Operator Equipment and other rights to assume the Operator’s contractual rights and obligations hereunder.

(b)	TowerCo must not permit any third party to exercise any pledge, mortgage, charge or other security over the Operator Equipment.

(c)	If the Operator has granted or in the future grants any mortgage, charge or provides other security over the Operator Equipment, then it must provide as soon as reasonably possible a Notice of Acknowledgement in the form attached as Annexure C to each of the proposed Operator Lenders acknowledging the ownership status of the Facilities, Sites and any of TowerCo’s Equipment installed at the Sites.

(d)	The Operator acknowledges that TowerCo has entered into or may in the future enter into financing arrangements with financing entities (the TowerCo Lenders) under which TowerCo may grant to the TowerCo Lenders a security interest over the Assets and other rights to assume TowerCo contractual rights and obligations hereunder.

(e)	If TowerCo is permitted to mortgage, charge or provide other security over the Assets in accordance with clause 25.1(c), then it must provide as soon as reasonably possible a Notice of Acknowledgement in the form attached as Annexure B to each of the proposed TowerCo Lenders acknowledging the ownership status of the Operator Equipment installed at the Sites and the Operator’s rights under this Agreement.

(f)	The parties will do all things necessary or desirable (including, if reasonable, execute documents) to give effect to the transactions contemplated in this clause 26, provided that a party will not be required to execute documents which have an adverse effect on its rights and interests under this Agreement and any Site Licence.

27.	Force Majeure

(a)	Subject to clause 27(d), neither party shall be in breach of this Agreement, or liable for any delay or failure in performance of any of its obligations under this Agreement and, subject to clause 27(c) the time for performance of the obligations shall be extended accordingly, arising from or attributable to any act, event, omission, circumstance or accident beyond its reasonable control (a Force Majeure Event).

(b)	A Force Majeure Event shall include:

(i)	acts of God, including fire, flood, earthquake, windstorm, epidemic, hurricane, landslide, tsunami or other natural disaster;

(ii)	war, threat of or preparation for war, armed conflict, embargo, breaking off of diplomatic relations, military or non-military interference by any third party state or states, blockade, siege or sanctions or similar actions;

(iii)	terrorist acts, civil war, civil commotion or riots;

(iv)	nuclear, chemical or biological contamination; and

(v)	mandatory compliance with or enactments or changes of any Law, restraint by court order or public authority and action or non-action by, or failure to obtain the necessary authorisations, or approvals from, any governmental agency or authority or third party which by exercise of due diligence such party could not reasonably have expected to avoid and to the extent which by exercise of due diligence it has been unable to overcome.

(c)	The corresponding obligations of the other party will be suspended to the same extent as those of the party first affected by the Force Majeure Event.

(d)	Any party that is subject to a Force Majeure Event shall not be in breach of this Agreement provided that:

(i)	it promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance, including the Sites affected by the Force Majeure Event;

(ii)	it could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event, it ought reasonably to have taken, but did not; and

(iii)	it has used all reasonable endeavours to mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably practicable.

(e)	The Operator will be released from any obligation to pay any Lease Fee during the period of the Force Majeure Event at any Site where the damage to the Facility results in the Operator Equipment being non-operational. The Operator will not be released from its obligation to pay the Lease Fee at any Site where the damage or disruption caused by the Force Majeure Event is to the Operator Equipment and not the Facility.

28.	TowerCo Key Personnel

(a)	TowerCo must consult with the Operator and obtain the Operator’s prior written approval, which approval the Operator shall not unreasonably withhold, in relation to TowerCo’s appointment and removal of:

(i)	an Operations Manager, who will be responsible for, among other things, managing, and liaising with the Operator’s Chief Technical Officer in relation to the Facilities and the Sites; and

(ii)	an Account Manager, who will be responsible for, among other things, providing invoices to the Operator under clause 7.3,

(together the Key Personnel),

(b)	The Key Personnel must be:

(i)	dedicated on a full-time basis to the management and operation of the Facilities and the Sites and the performance of TowerCo’s obligations under this Agreement and the Site Licences; and

(ii)	fluent in the English language.

(c)	The Operator may request the removal of any Key Personnel engaged by TowerCo based on reasonable grounds with adequate notice stating the reasons for the specific removal, in which case TowerCo shall remove the relevant Key Personnel as soon as possible after, but in any event no later than within 20 Working Days of, receiving such notice. TowerCo indemnifies and holds harmless the Operator for and against any loss, liability, cost, expense or claim (including reasonable legal expenses) suffered or incurred by the Operator as a result of or in connection with any claim made against the Operator by Key Personnel in relation to their removal in accordance with this clause 28(c), except to the extent caused by the negligence or wilful misconduct of the Operator or the breach by the Operator of this Agreement and any Site Licence.

(d)	TowerCo must ensure that the Key Personnel and any other of TowerCo’s Personnel assigned to perform TowerCo’s obligations under this Agreement and the Site Licences:

(i)	are properly educated, trained and qualified for the role they are to perform; and

(ii)	act in a fit and proper manner at all times.

(e)	TowerCo must ensure that at least one member of its staff at each location where services are performed under this Agreement and the Site Licences, can fluently and competently discuss operational and technical matters in English and/or the local language of the relevant location with the Operator and its Personnel.

29.	Sub Contractors

(a)	Subject to clause 29(b), TowerCo must not sub contract the performance of any of its obligations under this Agreement or the Site Licences to any person without the Operator’s prior written consent, which consent shall not be unreasonably withheld.

(b)	TowerCo may sub contract the performance of any of its obligations under this Agreement or the Site Licences without the Operator’s prior written consent provided that the fees payable to the relevant sub contractor for performing such obligations under this Agreement or the Site Licences do not exceed USD250,000 per annum.

(c)	Where TowerCo engages a sub contractor to perform any of its obligations under this Agreement or the Site Licences, TowerCo:

(i)	shall remain liable to the Operator for the performance, acts, omissions, default or negligence of the sub contractor and its employees, as if they were the acts, omissions, default or negligence of TowerCo;

(ii)	will be responsible for ensuring the suitability, and the performance, of the sub contractor; and

(iii)	will not be relieved of any of its liabilities or obligations under this Agreement or any of the Site Licences by entering into such arrangement.

(d)	TowerCo shall ensure that the terms of any agreements with sub contractors are in writing, if requested by the Operator, such that:

(i)	the provisions of each such agreement will include an undertaking by the relevant sub contractor to novate and/or assign such agreement (or otherwise fully transfer the benefit and burden of such agreement) to the Operator or the Operator’s nominee if so requested by the Operator (and in this respect, TowerCo shall only make any such request if directed to do so by the Operator);

(ii)	the provisions of each such agreement will not contain any terms which would have the effect of depriving the Operator of all or a substantial part of the benefit of any such novated or assigned agreement, and further, will not contain any terms imposing on the Operator obligations which are more onerous than those imposed on TowerCo; and

(iii)	the provisions of each such agreement will include an undertaking by the relevant sub contractor not to seek recourse (whether legal, financial or otherwise) against the Operator in respect of claims arising out of that agreement or termination of this Agreement or any Site Licence.

(e)	The Operator may request the removal of any sub contractor engaged by TowerCo based on reasonable grounds with adequate notice stating the reasons for the specific removal, in which case TowerCo shall remove the relevant sub contractor as soon as possible after, but in any event no later than within 10 Working Days of, receiving such notice. TowerCo indemnifies and holds harmless the Operator for and against any loss, liability, cost, expense or claim (including reasonable legal expenses) suffered or incurred by the Operator as a result of or in connection with any claim made against the Operator by a sub contractor in relation to its removal in accordance with this clause 29(e), except to the extent caused by the negligence or wilful misconduct of the Operator or the breach by the Operator of this Agreement and any Site Licence.

30.	Joint Operations Committee

(a)	Within one (1) month of the Commencement Date, the parties shall establish a Joint Operations Committee that will liaise on and use best efforts to resolve:

(i)	issues relating to the implementation of this Agreement, including without limitation in relation to agreeing any required changes to:

(A)	the Principles of Migration;

(B)	the SLA;

(C)	the Site Access Rules;

(D)	processes for the adjustment of Lease Fees under clause 7.1(c) and crediting of service credits under the SLA;

(E)	the form of Schedule 9 (Form of Notice for Change to Operator Equipment); and

(F)	the form of agreed invoice;

(ii)	technical network operational issues which arise from time to time in relation to the Facilities and Sites; and

(iii)	any disputes between the parties in relation to this Agreement, including disputes under clauses 7.4 and 20.

(b)	The Joint Operations Committee shall comprise at least one (1) representative member from each party. Each party shall appoint its Personnel as its representative members to the Joint Operations Committee by written notice sent to the other party no more than five (5) Working Days after the Commencement Date. Any changes to these representatives must be notified to the other party within five (5) Working Days of appointment. The representative members of each party together must have appropriate technical, operational and financial background and skill to carry out the functions of the Joint Operations Committee. If required, the Joint Operations Committee may meet by sub committee consisting of at least one representative from each party to discuss issues relating to the appropriate expertise of the sub committee members.

(c)	The Joint Operations Committee shall meet during the Term:

(i)	at the end of each calendar quarter at the offices of the Operator in Jakarta at a time to be agreed by the parties no later than ten (10) Working Days before the end of the relevant quarter (the JOC Meeting); and

(ii)	in addition to the JOC Meeting, from time to time as may be requested by a party giving five (5) Working Days prior written notice to the other party of the time, location and, if applicable, frequency of such meeting or meetings.

(d)	The Chief Technical Office of the Operator and the Operations Manager of TowerCo, or their authorised nominees, must be present at each meeting of the Joint Operations Committee.

(e)	TowerCo must prepare comprehensive minutes of each meeting of the Joint Operations Committee and any sub-committee and provide them to the Operator within five (5) Working Days after the meeting. Upon the Operator’s acceptance of the minutes at the next meeting, they will constitute a record of the issues discussed at the meeting.

31.	No Waiver

A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

32.	Further Assurances

Each party must do anything necessary or desirable (including executing agreements and documents) to give full effect to this Agreement and the transactions contemplated by it.

33.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

34.	Costs and Duty

(a)	Each party must pay its own costs and expenses of and incidental to the negotiation, preparation and execution of this Agreement, the Site Licences and any other documents and transactions contemplated by them, including any legal advisory fees (except as this Agreement otherwise provides).

(b)	TowerCo will attend to the stamping and registration of this Agreement and the Site Licences (if required). Stamping and registration of this Agreement and the Site Licences (if required) is at TowerCo’s cost.

(c)	TowerCo must pay and is responsible for all duty payable on or in respect of this Agreement, the Site Licences and any transactions contemplated by them. TowerCo must indemnify the Operator on demand against any liability for that duty.

35.	Governing Law

This Agreement and the Site Licences are governed by the laws of the Republic of Indonesia.

36.	Language

This Agreement is drawn up and executed and each Site Licence will be drawn up in, executed in and interpreted in accordance with the English language.

37.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Executed in Indonesia

Executed by PT PROFESIONAL TELEKOMUNIKASI INDONESIA:

/s/ Adam Gifari	/s/ Steven J. Mudder
Director Signature	Witness Signature

Adam Gifari	Steven J. Mudder
Print Name	Print Name

Executed by PT HUTCHISON CP TELECOMMUNICATIONS:

/s/ Rajiv Sawhney	/s/ Frederic Brion
Director Signature	Witness Signature

Rajiv Sawhney	Frederic Brion
Print Name	Print Name

Schedule 1

Sites

[See Schedule 1 of the Tower Transfer Agreement dated March 18, 2008, which has been separately filed with the SEC as Exhibit 4.10]

Schedule 2

Reserved Capacity

The Reserved Capacity is all of the following capacity.

(a)	Subject to paragraphs (e) and (f) below, [***] square meters of Windload Factor per Tower at each Site and:

(i)	if Operator Equipment is installed at a Site at the date of execution of the relevant Site Licence :

(A)	the physical location on the Tower at that Site where the Operator Equipment is installed at the date of execution of the relevant Site Licence; and

(B)	a vertical area of [***] the centreline of the Operator’s RF antennas installed on the Tower at the date of execution of the relevant Site Licence; or

(ii)	if no Operator Equipment is installed at a Site at the date of execution of the relevant Site Licence, a vertical area of [***] continuous meters at the highest physical location on the Tower at that Site where Equipment can be installed.

(b)	In relation to the ground space at a Site:

(i)	if Operator Equipment is installed at a Site at the date of execution of the relevant Site Licence, the greater of:

(A)	the physical location on the ground at that Site where the Operator Equipment is installed and/or stored; and

(B)	[***] square meters on the ground at that Site contiguous to the area where Operator Equipment is already installed and/or stored; or

(ii)	if no Operator Equipment is installed at a Site at the date of execution of the relevant Site Licence, [***] square meters on the ground at that Site to enable the Operator to install/store its reasonably required Operator Equipment.

(c)	In addition to (a) and (b) above, an additional [***] square meters on the ground at [***] of the Sites, the Sites and the physical location of the space to be determined by the Operator and notified to TowerCo within 6 months of the Commencement Date (subject to a permitted variation of up to [***] Sites after such date), to enable the Operator to install equipment shelters for the Operator’s transmission Point of Presence (PoP) or other Operator Equipment at those Sites.

(d)	If required by the Operator, the use of cable trays, grounding and existing electricity cabling that supports the use of the physical locations on the Facilities and at the Sites identified above.

(e)	For [***] of the Sites, the Operator Equipment installed at the Site may [***], provided that the average Windload Factor over all of the Sites does not exceed [***] square meters. If the Operator does not transfer [***] Sites to TowerCo by the Final Date (as that term is defined in the Tower Transfer Agreement), then the number of Sites that may exceed a Windload Factor of [***] square meters shall be [***]% of the actual number of Sites transferred to TowerCo as at the Final Date. The capacity on any of the [***] Sites in excess of the [***]% of actual Sites transferred shall be deemed to be Additional Capacity for the purposes of this Agreement.

(f)	If any sites are acquired by TowerCo other than under the Tower Transfer Agreement, up to [***]% of the number of all sites subject of a Site Licence may exceed a Windload Factor of [***] square meters, provided that the average Windload Factor over all such sites does not exceed [***] square meters.

Schedule 3

Service Level Agreement

1.1	ACCESS and SECURITY

(a)	TowerCo must appoint a person (with the relevant technical background) for each of the Operator’s Regional Maintenance Centres (RMC) to monitor (remotely or physically at each Site, as required) the physical assets on the Site on a 24 hours, 7 days a week basis (the Site Officer). The identity of the Site Officers and terms of their appointment shall be notified to each RMC supervisor and to the Operator’s Chief Technical Officer. The notice shall also include for each RMC:

(i)	a 24 hours national hotline number;

(ii)	a 24 hours RMC hotline number; and

(iii)	an alternate number at national and RMC level.

Site Officers may be changed upon 5 Working Days’ prior written notice to the Operator.

(b)	The Site Officer will be responsible for the security of all Sites in each RMC and for monitoring and controlling access to all Sites in each RMC, including by:

(i)	checking identity cards of people requesting access to a Site;

(ii)	checking duty statements and authorization letters from TowerCo of people requesting access to a Site (in emergency cases only by Operator ID Card);

(iii)	verifying duty statements and authorization letters with TowerCo’s head office or regional office based on the request from the Operator to TowerCo; and

(iv)	maintaining a log book of the identity of people accessing the Site.

(c)	Where possible, TowerCo shall use combination locks for the gates to each Site.

(d)	TowerCo will provide the Operator with the gate combination and one set of keys for those Sites that do not have combination locks. Except in an emergency, neither the Operator nor its Personnel will cut any locks to a Site.

(e)	Except in emergency situations, to arrange access to the Site for operational reasons, maintenance, installation, removal, upgrading or repair, and subject to paragraphs (b) and (f), the Operator will coordinate with TowerCo and provide at least 5 Working Days advance written notice using the Service-Access Reporting Control Sheet (the form of which is to be agreed by the parties within 7 days after the Commencement Date). If the Operator requests, TowerCo will use best efforts to permit the Operator to access the Site within 5 Working Days of receiving such notice.

(f)	In emergency situations, including where the Operator’s services are interrupted by reason of, amongst other things, a failure of the BTS equipment, transmission equipment and/or other Operator Equipment located on the Site, TowerCo will give full, immediate, and unfettered access to the Operator Personnel to the Site and the Operator shall have access to the Site and to the Operator Equipment immediately and without notice. In such a case, the Service-Access Reporting Control Sheet will be sent at a later time.

(g)	In the case of regular operational or maintenance activities, for coordination purposes, the Operator must provide no less than 5 Working Days’ prior written notice for access availability. Such notice may be made in writing, by SMS, facsimile transmission or electronic mail. If the Operator requests, TowerCo will use best efforts to permit access within 5 Working Days of receiving such notice.

(h)	TowerCo will be responsible, where required, for all co-ordination with landlords in order to secure access, and maintain secure access, to the Sites for the duration of the Site Licences.

(i)	TowerCo will be responsible for securing the Sites on a 24 hours, 7 days a week basis. All costs (including but not limited to administrative costs and non-contractual costs) associated with the security of the Sites will be the responsibility of TowerCo. TowerCo shall be responsible for resolving security situations at its sole cost, except to the extent that such costs were due to the negligent or wilful misconduct of the Operator or its Personnel or the breach by the Operator of this Agreement or any Site Licence.

1.2	CUSTOMER SERVICE

(a)	TowerCo will operate a 24 hours a day, 7 days a week centralized call centre for telephone, email, and fax communication between TowerCo and the Operator for Facilities and Site management issues (Call Centre).

(b)	For coordination, authorization and log purposes, all notification by the Operator requiring action by TowerCo will be made via:

(i)	the Service-Access Reporting Control Sheet signed and faxed to the Call Centre;

(ii)	automatic notification from the Operator’s NOC, confirmed by telephone call and followed by submission of a Service-Access Reporting Control Sheet.

(c)	Following notification using the Service-Access Reporting Control Sheet to the Call Centre or from the Operator’s NOC, TowerCo’s staff will take action on the agreed upon response time identified in this Service Level Agreement.

(d)	Once every calendar quarter TowerCo will provide a Site status report to the Operator.

1.3	REPAIR & SERVICES

(a)	Repairs required for the Site, Facilities and Ancillary Equipments that occur in the normal course of events will be completed promptly by and at the sole cost of TowerCo. Ancillary Equipment is all equipment installed and owned by TowerCo of a third party for the due operation of the Site by TowerCo, without which the Site cannot be operated technically and/or in compliance with applicable Laws and regulations.

(b)	Once a Service-Access Reporting Control Sheet is received at the Call Centre from the Operator and is accepted and authorized by TowerCo, TowerCo shall forthwith take all necessary steps and shall work diligently to complete the repairs as set forth in clause 1.5 below.

(c)	TowerCo shall maintain the Sites such that the Operator’s Business is not affected. Any necessary repairs affecting the normal operation of a Site shall be made by TowerCo without the Operator needing to request them.

1.4	REGULAR MAINTENANCE

TowerCo will carry out routine preventive maintenance to maintain the Site and the Facilities in good working condition, including the following:

(a)	Electricity

Testing and measurement of Grounding System

(b)	Lighting:

Replacement of outdoor, aviation, and tower lamp

(c)	Tower and Fence:

Repair damaged paint and rust, broken fencing etc.

(d)	Yard Maintenance:

Cut the grass inside the yard as needed and clean the yard area as needed.

The preventive maintenance must be carried out by TowerCo as many times as required but not less than 2 times per year.

1.5	SERVICES LEVEL EVENTS, PERFORMANCE TIMELINE AND CREDITS

SERVICE LEVEL EVENT, PERFORMANCE and CREDITS
A. ACCESS
Examples of Event Classification Description		EVENT STATUS
		Severe	Major	Minor
I. TOWER
1	Damaged Tower Foundation (with risk of tower collapsing)	x
2	Damaged Tower Foundation (no risk of collapsing)		x
3	Damaged Tower (with risk of tower collapsing)	x
4	Damaged Tower (no risk of collapsing)		x
5	Damaged Tower Painting			x
6	Broken Aviation/Tower Lighting			x
7	Damaged or Missing/Stolen Tower Grounding		x
8	Damaged cable trays		x
9	Interference with Operator Equipment		x
10	Theft or damage of Ancilliary Equipment		x
II. FENCE (compound enclosure)
1	Damaged Fence Foundation			x
2	Minor Damage to Fence/Brick Wall (not reducing the barrier to entry)			x
3	Major Damages to Fence/Brick Wall (making it easy for a person to enter)		x
4	BRC Panel			x
5	BRC Post/Pole			x
6	Fence Door		x
7	Fence Grounding			x

III. Compound
1	Lighting			x

B STATUS DEFINITIONS
Severe: Upon occurrence of such event, there is an apparent risk to cause collateral damage to the surroundings
Major: Upon occurrence of such event, there is a risk to disturb regular site services
Minor: Upon occurrence of such event, there is no site services disruption risk

C. PERFORMANCE TIMELINES
		Severe	Major	Minor
	Response Time	1 hour	1 hour	4 hours
	Restoration Time	12 hours	48 hours	n/a
	Resolution Time	7 days	10 days	14 days

D. CREDITS

(i) The Operator shall be entitled to [***] for each Site in relation to which a “Severe” or “Major” event is not resolved within the Resolution Time for that type of event. The Operator shall be entitled to a further [***] or portion thereof for each affected Site for each period of [***] or portion thereof that the event remains unresolved.

(ii) If any “Minor”, “Major” or “Severe” event results in a service interruption of Operator Equipment installed at a Site and such service interruption continues beyond any applicable Performance Timeline, then the Operator shall be entitled to [***] beyond any applicable Performance Timeline. The Operator shall be entitled to a further [***] for each [***] or portion thereof during which the service interruption continues.

(iii) TowerCo acknowledges that the credits set out in paragraphs (i) and (ii) above are a genuine pre-estimate of the loss that will be suffered by the Operator as a result of TowerCo’s failure to resolve the events listed in this paragraph 1.5 within the applicable Performance Timelines.

Schedule 4

Bargain Purchase Option

1.	Bargain Purchase Option at end of initial 12 year Site Lease

If the Bargain Purchase Option is triggered under clause 2.2(b)(ii) of this Agreement, then TowerCo must:

(a)	assign or transfer in favour of the Operator or its nominee all right, title and interest in all of the Facilities at each of the Option Sites; and

(b)	assign, novate or transfer in favour of the Operator or its nominee all right, title and interest in each of the Head Leases at each of the Option Sites,

for a price equal to the aggregate of:

(c)	the Option Price; and

(d)	the written down value of the pre-paid Head Lease at that time,

and on the basis that:

(e)	no further Lease Fees of any type will be due to TowerCo;

(f)	the Operator will be responsible for its pro rata share (based on the number of current tenants) of the operation and maintenance costs on the Option Sites (and a service contract shall be entered into to facilitate this); and

(g)	TowerCo will be entitled to retain and enforce all Revenue Contracts on the Option Sites, provided that TowerCo will be responsible for the operation and maintenance services for the Revenue Contracts and the Operator will allow TowerCo to give effect to such Revenue Contracts (and shall not do anything to frustrate such undertaking), but otherwise have no responsibility or liability in relation to the Revenue Contracts.

In this regard, TowerCo and the Operator or its nominee shall enter into an agreement under which TowerCo will continue to be able to enjoy the benefits of and be liable for the obligations under each of the Revenue Contracts at each of the Option Sites. TowerCo must indemnify and hold harmless the Operator, its Personnel and nominees for and against any loss, liability, cost, expense or claim (including reasonable legal expenses) arising in connection with those Revenue Contracts, except to the extent caused by the negligence or wilful misconduct of the Operator, its Personnel or nominees or the breach by the Operator of this Agreement and any Site Licence.

The Operator may only trigger the Bargain Purchase Option in relation to a Site under this paragraph 1:

(h)	within five (5) Working Days after the 12th anniversary of the Completion Date for such Site; and

(i)	within five (5) Working Days after the 18th anniversary of the Completion Date for such Site (if any).

2.	Bargain Purchase Option on failure to extend a Head Lease

If the Bargain Purchase Option is triggered under clause 8.2(c)(ii) of this Agreement, then TowerCo must:

(a)	assign or transfer in favour of the Operator or its nominee all right, title and interest in all of the Facilities at each of the Option Sites; and

(b)	if permitted by the Head Lessor, assign, novate or transfer in favour of the Operator or its nominee all right, title and interest in each of the Head Leases at each of the Option Sites (where such Head Leases remain in force), for the Option Price and on the basis that no further Lease Fees of any type will be due to TowerCo.

3.	Bargain Purchase Option at Default

If the Bargain Purchase Option is triggered under clause 14 of this Agreement, then TowerCo must:

(a)	assign or transfer in favour of the Operator or its nominee all right, title and interest in all of the Facilities at each of the Option Sites;

(b)	assign, novate or transfer in favour of the Operator or its nominee all right, title and interest in each of the Head Leases at each of the Option Sites; and

(c)	assign, novate or transfer in favour of the Operator or its nominee all right, title and interest in each of the Revenue Contracts at each of the Option Sites,

for the Option Price, on the basis that no further lease fees, including the Lease Fees and any third party fee under the Revenue Contracts, of any type will be due to TowerCo.

TowerCo must indemnify and hold harmless the Operator, its Personnel and nominees for and against any loss, liability, cost, expense or claim (including reasonable legal expenses) arising in connection with the Revenue Contracts, except to the extent caused by the negligence or wilful misconduct of the Operator, its Personnel or nominees or the breach by the Operator of this Agreement and any Site Licence.

4.	Definitions

For the purposes of this Schedule 4 (Bargain Purchase Option), the following definitions apply:

Option Price means the price to be paid by the Operator to TowerCo for the exercise of the Bargain Purchase Option for an Option Site. The Option Price is to be determined as at the date of exercise of the relevant Bargain Purchase Option as follows:

Date of Notice to Exercise of Bargain Purchase Option	Option Price
Prior to the 1st Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 2nd Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 3rd Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 4th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 5th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 6th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 7th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 8th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 9th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 10th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 11th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 12th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 13th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 14th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 15th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 16th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Prior to the 17th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

On or after the 17th Anniversary of the Completion Date for that Option Site	[***]% of the Per Site Purchase Price

Option Sites means the applicable Sites as determined under the clause of this Agreement triggering the Bargain Purchase Option.

Schedule 5

Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Affected Sites has the meaning given in Schedule 8 (Step-in Rights).

Agreement means this Master Lease Agreement.

Arbitration Law means Indonesian Law No 30 of 1999 concerning arbitration and alternative dispute resolution.

Assets has the meaning give in clause 25.1(a).

Auditor means, in the context of clause 17, an independent third party agreed to by the parties or, failing agreement, the Operator’s then current auditor. As at the Commencement Date the Auditor is KAP Haryanto Sahari & Rekan (Pricewaterhouse Coopers).

Bargain Purchase Option means any one of the options, as applicable, described in Schedule 4 (Bargain Purchase Option).

Build to Suit Agreement means a build to suit agreement based on a term sheet entered into by the parties on or about the date of this Agreement.

Capitalised Monthly Lease Fee has the meaning given in clause 7.1.

Commencement Date means the date of this Agreement.

Completion has the same meaning given to that term in the Tower Transfer Agreement.

Completion Date in relation to a Site means the date on which Completion occurs in respect of such Site under the Tower Transfer Agreement.

Confidential Information means all information which is confidential or proprietary:

(a)	in the case of TowerCo, to TowerCo or any member of the TowerCo Group, including (without limitation):

(i)	information which is confidential or proprietary to a third party and used or disclosed pursuant to, or in connection with, this Agreement by TowerCo under licence from such third party; and

(ii)	information which is confidential or proprietary to TowerCo or any member of the TowerCo Group which has been obtained by the Operator from any other member of the Operator Group or from any person on behalf of any other member of the Operator Group;

(b)	in the case of the Operator, to the Operator or any member of the Operator Group, including (without limitation):

(iii)	information which is confidential or proprietary to a third party and used or disclosed pursuant to, or in connection with, this Agreement by the Operator under licence from such third party; and

(iv)	information which is confidential or proprietary to the Operator or any member of the Operator Group which has been obtained by TowerCo from any other member of the TowerCo Group or from any person on behalf of any other member of the TowerCo Group;

(c)	to both parties, including (without limitation) the terms and conditions of this Agreement,

but does not include any such information:

(d)	which is independently developed by the receiving party outside the scope of this Agreement;

(e)	which is other confidential or proprietary information obtained from sources independent of either party (other than, for the avoidance of doubt, information obtained from any other member of the Operator Group, in the case of the Operator Confidential Information, or the TowerCo Group, in the case of TowerCo Confidential Information, or from any person on behalf of any other member of that Group);

(f)	which was publicly available at the time of receipt or the date of this Agreement, otherwise than as a result of a breach of an obligation of confidence; or

(g)	which was known to a party at the time of receipt or becomes publicly available after the execution of this Agreement, otherwise than as a result of a breach of an obligation of confidence.

Current Shareholders means the shareholders of TowerCo, Pan-Asia Tower Pte. Ltd and Pan-Asia Tower Investment Limited as at the Commencement Date and set out in Annexure E.

Deal Terms has the meaning given in clause 25.3(b).

EME Claim has the meaning given in clause 21.

Equipment means any equipment at a Site and includes:

(a)	antennas, microwave dishes, satellite dishes mounting brackets and sidearms;

(b)	associated transmission equipment, power plant (including solar panels and standby electricity generators), and air conditioning plant;

(c)	BTS, Base Station Controller (BSC) and other telecommunications equipment;

(d)	associated feeders, waveguides, waveguide pressuring equipment, gland plates and connectors;

(e)	related cabling, grounding kits and weather proofing kits;

(f)	prefabricated modules, risers, equipment shelters or other structures housing any of (a) to (e) including any structure or shelter that houses telecommunications and other related equipment;

(g)	cable trays and metering to individual connections; and

(h)	such other equipment as may be agreed from time to time by the parties.

Expansion Cabinets means cabinets that expand the capacity of the BTS, with dimensions that are similar to the BTS.

Facilities means the communications towers and related infrastructure acquired by TowerCo under the Tower Transfer Agreement, or any replacement of such infrastructure, and includes all infrastructure located on a Site which is affixed to land such as Towers, monopoles, masts or similar structures, the lighting (including aviation lighting), utility trenches, access structures or ladders, safety barriers, fencing, combination locks, all improvements to those facilities and, where the context requires, includes the Site, building on the Site and structure on the Site on which such infrastructure is located but excluding all Equipment. For the avoidance of doubt, the Facilities include all facilities existing as at the Commencement Date or subsequently constructed, which are acquired by TowerCo under the terms of the Tower Transfer Agreement.

Force Majeure Event has the meaning given in clause 27.

Fundamental Breach means the occurrence of any one or more of the following events of circumstances:

(a)	a change of control (as defined in clause 25.2(b)) occurs without the prior written consent of the Operator;

(b)	TowerCo abandons the Sites;

(c)	Site Leases which represent more than [***]% of all Sites transferred to TowerCo under the Tower Transfer Agreement have been terminated under clause 14.1 as a result of default by TowerCo; or

(d)	TowerCo ceases to perform the Services in the manner required by this Agreement on a regular basis and to such degree that the integrity of the Operator’s telecommunications system in Indonesia is materially and adversely affected.

Future Facilities means any Tower and related infrastructure on any Future Sites.

Future Sites means any sites the subject of the Put and Call Option and the Build to Suit Agreement.

Group means the TowerCo Group or the Operator Group, as the context requires.

Head Lease means the lease, licence or other right of use or occupation existing between TowerCo and the relevant Head Lessor of the Site and in a Site Licence means the Head Lease specified in that Site Licence.

Head Lessor means the landlord described in the relevant Site Licence, being the owner of the Site or a person with the power or right to grant a right of occupation of the Site for the operation of the Facilities.

ICC means the International Chamber of Commerce.

Industry Standard means a standard generally recognised internationally by the telecommunications industry or the tower infrastructure provider industry, as applicable, as a standard for use in that industry.

Insolvency Event means, in relation to any of the parties (as the case may be), any of the following events:

(a)	an order is made for its winding up or a petition is presented or a meeting is convened for the purpose of considering a resolution for its winding up or any such resolution is passed, and such actions are not dismissed within 60 days;

(b)	the revocation of a party’s business licence that results in the liquidation of that party;

(c)	a receiver (kurator) (including any administrative receiver or temporary kurator) or similar person is appointed in respect of the whole or any part of any of its property, assets or undertaking or any step is taken by any person to enforce any rights under or pursuant to any security interest of any kind over any of its undertaking, property or assets;

(d)	an administrator is appointed (whether by the court or otherwise) or any step is taken (whether in or out of court) for the appointment of an administrator or any notice is given of an intention to appoint an administrator, and such actions are not dismissed within 60 days;

(e)	any distress, execution or other process is levied or applied for in respect of the whole or any part of any of its property, assets or undertaking which is not remedied within 30 days;

(f)	any composition in satisfaction of its debts or scheme of arrangement of its affairs or compromise or arrangements between it and its creditors and/or members or any class of its creditors and/or members is proposed, sanctioned or approved;

(g)	a party is placed (and remains) under bankruptcy proceedings or suspension of payments proceeding (penundaan kewajiban pembayaran utang) proceedings under the Indonesian Bankruptcy Law or it becomes insolvent under any applicable legislation, and such actions are not dismissed within 60 days;

(h)	a party is placed (and remains) under official management or made (and remains) subject to statutory management under the Indonesian Companies Law, and such actions are not dismissed within 60 days; or

(i)	any event analogous to any of the above occurs in any jurisdiction in which any of the parties is incorporated, carries on business or has any assets.

Joint Operations Committee means the committee established under clause 30.

Key Personnel has the meaning given in clause 28.

Laws means all laws including rules of common law, principles of equity, statutes, regulations, proclamations, ordinances, by-laws, rules, regulatory principles and requirements, mandatory codes of conduct non-adherence with which would lead to sanction, industry codes agreed to by TowerCo and the Operator or which otherwise apply to TowerCo and the Operator, writs, orders, injunctions, judgments, determinations, and statutory licence conditions.

Lease Fee means the fee payable by the Operator for the access, occupation and use of Reserved Capacity and Additional Capacity at the Sites, which fee is calculated in accordance with clauses 3.2 and 7.1(b).

Make Ready Work means the work that is reasonably necessary to make a Site ready for installation of any Operator Equipment or changes thereto which may include:

(a)	structural analysis of the Facilities;

(b)	to the extent possible using best efforts, strengthening, modifying or augmenting Facilities as necessarily and proportionally required to condition the Facilities to bear the wind and weight loading directly added by the Operator Equipment;

(c)	constructing, installing or modifying the head frames, cable risers, cable trays and other Facilities’ fittings required to house the other existing equipment on the Facilities;

(d)	where the Facilities are replacement Facilities, removing the existing Facilities if required;

(e)	constructing new or replacement Facilities, including all design, approval and construction work and the doing of all things required by relevant Laws;

(f)	installing, modifying or augmenting security arrangements (where the parties agree that it is reasonable to do so);

(g)	the provision of temporary facilities (if reasonably available) to accommodate existing equipment;

(h)	to the extent possible using best efforts, obtaining any consent, license or permission from any Head Lessor or other third party required for any Make Ready Work; and

(i)	any other matters specified by the parties from time to time.

Operating Licence means the license granted or any licence to be granted to the Operator under which the Operator has the right: (a) to own, install and operate a mobile telecommunications network; and (b) to provide mobile telecommunications services in Indonesia.

Operator’s Business has the meaning given in Recital B and includes all activities in relation to the installation, maintenance and operation of a communications network, transmission networks and related services.

Operator Equipment means any Equipment installed, owned and/or operated by the Operator at the Sites for the purposes of the Operator’s Business, and such other equipment as may be specified from time to time by the Operator.

Operator Group means any holding company of the Operator and each and all of their subsidiaries now or from time to time.

Operator Lenders has the meaning given in clause 26.

Original Structural Capacity means the capacity of a Tower to support the weight and Windload Factor of Equipment, as at the Completion Date of the relevant Site.

Overblust means the installation of infrastructure to connect and/or upgrade the existing electrical power grid to the meter location at a Site, including transformers, poles, electrical cables, connectors or any other item necessary to upgrade or extend a power connection to a Site.

Per Site Purchase Price means USD[***].

Personnel means the employees, officers, contractors, agents or advisors of a party.

Principles of Migration means the principles of migration set out in Schedule 7 (Principles of Migration).

Proposed Disposal has the meaning given in clause 25.3(a).

Purchase Price means the amount paid by TowerCo for all of the assets acquired by TowerCo under the Tower Transfer Agreement.

Put and Call Option means a put and call option agreement based on a term sheet entered into by the parties on or about the date of this Agreement.

Renewal Site Term has the meaning given in clause 2.2.

Required Consents means the consents, authorisations, licences and approvals required to be obtained from a third party, including relevant Head Lessors, to operate the Facilities and the Sites and to grant the rights to the Operator and its Personnel as contemplated by this Agreement and includes:

(a)	permits, approvals or licences required from any governmental, regulatory or public authority, agency or body, including any community body; and

(b)	any consent of any owner, lessor, licensor or mortgagee.

Reserved Capacity means, in relation to a Facility or Site, the capacity reserved for the Operator on that Facility or Site, as specified in Schedule 2 (Reserved Capacity) and the relevant Site Licence.

Resolution Time means the time during which TowerCo must resolve an event under the SLA and restore the relevant Site to the same or better condition as it was in prior to the occurrence of the event.

Response Time means the time during which TowerCo must acknowledge that an event under the SLA has occurred and start planning any required action to remedy the event.

Restoration Time means the time during which TowerCo must put in place measures to prevent or minimize further damage at a Site until the final resolution of an event under the SLA.

Revenue Contracts means any sub-lease, licence, sub-licence or other rights granted by TowerCo to allow a third party to access, use, or co-locate with the Operator on the Facilities or at a Site.

Service Level Agreement or SLA means the agreement set out in Schedule 3 (Service Level Agreement).

Site means a site acquired by TowerCo under the Tower Transfer Agreement which is, or which will be at the time required by the Operator, owned, leased, licensed, controlled or managed by TowerCo and on which the Facilities are, or will be, located. An indicative list of the Sites as at the Commencement Date is set out in Schedule 1 (Sites)

Site Access Rules has the meaning given in clause 6.5(b).

Site Licence means a licence or lease enabling the Operator to access and use the Reserved Capacity or, if applicable, Additional Capacity on the Facilities and a Site, which is entered into by the parties in accordance with this Agreement and is substantially in the form set out in Annexure A.

Step-in Rights means the Operator’s right as set out in Schedule 8 (Step-in Rights).

Structural Life means in relation to a Facility, the period during which it is economically viable to continue to maintain a Facility rather than replace it with a new Facility, as reasonably determined by the Operator in accordance with Industry Standards.

Suitable Third Party has the meaning given in clause 25.4(b).

Term means the term of this Agreement and has the meaning set out in clause 2.1.

Tower means a tower, monopole or similar antenna support structure.

TowerCo Group means any holding company of TowerCo and each and all of their subsidiaries now or from time to time.

TowerCo Lenders has the meaning given in clause 26.

Tower Transfer Agreement means the agreement signed by the parties on or before the date of this Agreement relating to the sale by the Operator to TowerCo of the Facilities and transfer of related lease and licences at the Sites, a copy of which is attached as Annexure D.

Windload Factor means the loading for Equipment mounted on a Tower at a Facility and measured as the surface area of the relevant Equipment facing towards the horizon from the center of the Tower.

Working Day means a day not being a Saturday, Sunday or statutory holiday in Indonesia.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.

(e)	A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

(f)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals and schedules and annexures to that agreement or document.

(g)	A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(j)	A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(k)	A reference to IDR is to Indonesian currency.

(l)	A reference to USD is to United States Dollars.

(m)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(n)	Any conflict, inconsistency or ambiguity between the terms and provisions of the following documents will be resolved in accordance with the descending order of precedence so that the document described first takes precedence over those subsequently described:

(i)	this Master Lease Agreement;

(ii)	any Site Licence; and

(iii)	the Site Access Rules.

(o)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.

(p)	A reference to a party using its best efforts does not include a reference to that party paying money in circumstances that are commercially onerous or unreasonable in the context of this Agreement or agreeing to commercially onerous or unreasonable conditions.

Schedule 6

Not used

Schedule 7

Principles of Migration

The parties will develop a process and set of principles that apply where TowerCo is required to migrate Operator Equipment to another Site. It will include a process for the identification of potential migration Sites (location, specification etc within a designated area) and selection of an actual migration Site. Lease Fee payments shall not operate to the prejudice of the Operator. If the Operator wishes to move to another TowerCo site, then TowerCo must give the Operator the last right of refusal in relation to moving to the site.

Schedule 8

Step-in Rights

If the Operator exercises the Step-in Rights under this Agreement it may do so on the following terms and conditions.

(a)	The Operator, or any third party identified by it, shall be entitled to perform, to the exclusion of TowerCo, all of TowerCo’s rights and obligations under this Agreement relating to the relevant Site or Sites.

(b)	The Operator shall provide not less than 5 Working Days notice prior to the commencement of the exercise of its Step-in Rights (and shall identify the Sites in respect of which it shall exercise Step-in Rights (the Affected Sites), and may give 5 Working Days notice at any time that it wishes to cease exercising Step-in Rights (and the period during which it is exercising such Step-in Rights shall be the Step-in Period).

(c)	During the Step-in Period:

(i)	the Operator will be released from any obligation to pay any Lease Fee in respect of any Affected Sites; and

(ii)	TowerCo shall be responsible for the Operator’s reasonable and evidenced costs of exercising the Step-in Rights and shall pay such amounts within 5 Working Days of presentation of a written request for the same (such costs may, at the Operator’s option, be deducted from any amount due to TowerCo).

(d)	TowerCo shall indemnify and hold harmless the Operator, its Personnel and any third party referred to in paragraph (a), for and against all loss, liability, cost, expense or claim (including reasonable legal expenses) arising in connection with the exercise of the Step-in Rights in accordance with this Agreement, except to the extent caused by the negligence or wilful misconduct of the Operator, its Personnel or that third party or the breach by the Operator of this Agreement and any Site Licence.

(e)	The Operator shall indemnify and hold harmless TowerCo and its Personnel for and against all loss, liability, cost, expense or claim (including reasonable legal expenses) arising in connection with the exercise of the Step-in Rights in accordance with this Agreement if determined that the exercise was invalid, except to the extent caused by the negligence or wilful misconduct of TowerCo or its Personnel or the breach by TowerCo of this Agreement and any Site Licence.

Schedule 9

Form of Notice for Change to Operator Equipment

Annexure A

Standard Site Licence

[DATE]

PT. Hutchison CP Telecommunications

10th Floor Menara Mulia

J1. Jend. Gatot Subroto Kav. 9-11

Jakarta 12930

Indonesia

This Site Licence is issued by PT Profesional Telekomunikasi Indonesia (TowerCo) under the terms of the Master Lease Agreement dated [XXX] entered into by and between TowerCo and PT. Hutchison CP Telecommunications (the Lessee) (the Master Lease Agreement).

Terms not otherwise defined in this Site Licence shall have the meaning given to them in the Master Lease Agreement.

The Site Licence is subject to the terms and conditions of the relevant Head Lease, as at the date of the Site Licence and if any amendments or renewals are made to the relevant Head Lease by TowerCo then these will only apply to the extent that TowerCo is in compliance with clauses 8.1(b) and (c) of the Master Lease Agreement.

A copy of the Head Lease relating to the Site covered by this Site Licence is attached as Attachment A.

Upon the execution of this Site Licence and in consideration of the payment of the Lease Fee, the Lessee is granted an exclusive right to install, operate and maintain the Operator Equipment within the Reserved Capacity identified below on the Facilities at the Site for the purpose of operating the Operator’s Business.

Site Information:

Site Name:
Site Number:

Coordinates:

Latitude:
Longitude:

Facilities Information:

Height of Tower:              meters

Type of Tower:

☐ Self-supported

☐ Guide tower

☐ Monopole

☐ Other, specify

Fees, Site Licence Term and other provisions:

Base Lease Fee:

Additional Lease Fee due to Additional Capacity:

Reference is hereby made to the following provisions of the Master Lease Agreement:

(a)	clause 2.2 in relation to the commencement date of the Site Licence and the duration of the Site Licence (including renewal periods);

(b)	clause 5 in relation to access and use of the Site;

(c)	clause 6 in relation to services to be provided by TowerCo at the Site;

(d)	clause 7 in relation to the Lease Fee payable;

(e)	clause 9 in relation to interference management;

(f)	clause 10 in relation to maintenance and repair;

(g)	clause 14 in relation to termination of the Site Licence; and

(h)	any other terms or conditions of the Master Lease Agreement that relate to the rights and obligations of a party at a Site.

Location/Identification of the Reserved Capacity at the Site:

The vertical area from              meters to              meters on the Tower (measured from the base of the Tower).

The mounting height at              meters on the Tower measured from the base of the Tower, for Operator Equipment installed on a Tower as at the Completion Date.

A maximum Windload Factor of [***] square meters (unless increased by a written amendment to this Site Licence in accordance with paragraphs (e) and (f) of Schedule 2 (Reserved Capacity) of the Master Lease Agreement).

Information on Operator Equipment Installed on the Facilities:

Antennas							Cables
Type (MW/RF/Other)	Quant	Manufacturer	Model	Height (m)	Dimensions (mm)	Azim (o)	Quant	Size (f)

(As updated by the parties from time to time.)

The Site Layout is attached to this Site Licence as Attachment B.

The space designated for the location of ground based Operator Equipment and/or shelter is described on Attachment B.

Upon execution of this Site Licence, this Site Licence shall become part of the Master Lease Agreement and the parties agree to be bound by the provisions of the Master Lease Agreement.

Any of the parties may cause this Site Licence and the Master Lease Agreement to be registered at the Public Registry of Property of the location of the Site, as specified above.

This Site Licence may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Executed in Indonesia

Executed by PT PROFESIONAL TELEKOMUNIKASI INDONESIA:

Director Signature

Print Name

Executed for PT HUTCHISON CP TELECOMMUNICATIONS by its attorney:

Attorney Signature

Print Name

Attachment A

HEAD LEASE

Attachment B

SITE LAYOUT

Annexure B

Form of Notice of Acknowledgement (TowerCo Lenders)

[on the letterhead of TowerCo]

To:	[name of TowerCo’s Lender]

[insert address]

(the “TowerCo Lender”)

Copy to:	PT Hutchison CP Telecommunications 10/F Menara Mulia, Jl. Jend. Gatot Subroto Jakarta Selatan, 12930, Indonesia

Notice of Acknowledgement

            , 20[—]

Dear Sir,

We refer to a certain Master Lease Agreement entered into by [insert name of Towerco] (TowerCo) and PT Hutchison CP Telecommunications (the Operator) whereby, inter alia, the Operator is granted: (1) the right to access certain sites and facilities; and (2) the right to use certain sites and facilities for the purpose of the Operator’s telecommunications business in Indonesia (the Master Lease Agreement).

We also refer to: (1) a certain agreement entered into by TowerCo and the TowerCo Lender whereby, inter alia, the TowerCo Lender has [describe facility/financing] (the Financing Agreement); and (2) a certain agreement entered into by the same parties whereby, inter alia, TowerCo has granted to the TowerCo Lender [describe security] (the Security).

We hereby give you notice that in the event of a breach of our obligations towards you under the Financing Agreement or any other event resulting in your exercise of the rights granted to you under the Security and/or under the Financing Agreement, any exercise of the rights granted to you under the Security and/or the Financing Agreement is not granted over any equipment owned or used by the Operator at the sites or facilities referred to under the Master Lease Agreement, which remains and will remain under the exclusive ownership of the Operator or its nominee.

By countersigning this Notice of Acknowledgement, you further agree that the exercise of the rights granted under the Financing Agreement and/or under the Security shall not in any manner whatsoever affect the Operator’s rights granted under the Master Lease Agreement, including but not limited to; (1) the right to access certain sites and facilities; (2) the right to use certain sites and facilities for the Operator’s telecommunications business in Indonesia; and (3) Bargain Purchase Option rights and Step-in Rights.

This Notice of Acknowledgment is established in two (2) originals. Please countersign both originals to acknowledge agreement to the above and return one (1) set to the Operator.

Sincerely,

For and on behalf of [TowerCo]

Name:
Title:

Acknowledged and agreed by

For and on behalf of [TowerCo Lender]
Name:
Title:

Annexure C

Form of Notice of Acknowledgement (Operator Lenders)

[on the letterhead of Operator]

To:	[name of Operator’s Lender]

[insert address]

(the “Operator Lender”)

Copy to:	[TowerCo]

Notice of Acknowledgement

            , 20[—]

Dear Sir,

We refer to a certain Master Lease Agreement entered into by [insert name of TowerCo] (TowerCo) and PT Hutchison CP Telecommunications (the Operator) whereby, inter alia, the Operator is granted: (1) the right to access certain sites and facilities, and (2) the right to use certain sites and facilities for the purpose of the Operator’s telecommunications business in Indonesia (the Master Lease Agreement).

We also refer to: (1) a certain agreement entered into by the Operator and the Operator Lender whereby, inter alia, the Operator Lender has [describe facility/financing] (the Financing Agreement); and (2) a certain agreement entered into by the same parties whereby, inter alia, the Operator has granted to the Operator Lender [describe security] (the Security).

We hereby give you notice, that in the event of a breach of our obligations towards you under the Financing Agreement or any other event resulting in your exercise of the rights granted to you under the Security and/or under the Financing Agreement, any exercise of the rights granted to you under the Security and/or the Financing Agreement is not granted over the sites and/or facilities referred to under the Master Lease Agreement, which remain and will remain under the exclusive ownership of TowerCo.

By countersigning this Notice of Acknowledgement, you further agree that the exercise of the rights granted under the Financing Agreement and/or under the Security shall not in any manner whatsoever affect TowerCo’s rights granted under the Master Lease Agreement.

This Notice of Acknowledgment is established in two (2) originals. Please countersign both originals to acknowledge agreement to the above and return one (1) set to TowerCo.

Sincerely,

For and on behalf of [Operator]

Name:
Title:

Acknowledged and agreed by

For and on behalf of [Operator Lender]
Name:
Title:

Annexure D

Tower Transfer Agreement

[Separately filed with the SEC as Exhibit 4.10]

Annexure E

Current Shareholders

PT. Professional Telekomunikasi Indonesia

•	Pan- Asia Tower Pte Ltd (Singapore)

•	PT Illuminate (Indonesia)

Pan-Asian Tower Pte Ltd (Singapore)

•	Pan-Asian Tower Investments Limited (Mauritius)

Pan-Asian Tower Investments Limited (Mauritius)

•	Pan-Asia Tower Holdings Limited (Mauritius)

•	Vinings Capital Ventures Limited (Mauritius)

•	Blue Structure Indonesia Limited (Mauritius)

•	Borland Investments Limited (Mauritius)